As filed with the Securities and Exchange Commission on June 27, 2005

Registration No. 333-xxxxx

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

M/I Homes, Inc.

(Exact name of Registrant as specified in its charter)

Ohio	1531	31-1210837
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3 Easton Oval, Suite 500, Columbus, Ohio 43219, (614) 418-8080

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

J. Thomas Mason

3 Easton Oval, Suite 500

Columbus, Ohio 43219

(614) 418-8080

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ronald A. Robins, Jr.

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street, P.O. Box 1008

Columbus, Ohio 43216-1008

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the effective date of this Registration Statement as the Registrant shall determine.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Amount of registration fee
6 7/8% Senior Notes due 2012	$200,000,000	100%	$23,540
Guarantee of 6 7/8% Senior Notes due 2012	$200,000,000	(2)	(2)

(1)	The following wholly-owned, direct and indirect subsidiaries of the Registrant are guarantors of the Notes and co-registrants. Each of the guarantors is incorporated or organized in the state and has the I.R.S. Employer Identification Number Indicated:

Exact Name of Registrant as Specified in its Charter	State of Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
M/I Financial Corp.	Ohio	31-1076317
M/I Homes Service Corp.	Ohio	31-1626248
MHO, LLC	Florida	75-3087795
M/I Properties, LLC	Ohio	31-1210837
Northeast Office Venture, LLC	Delaware	31-1444839
M/I Homes of Indiana, L.P.	Indiana	04-3661814
M/I Homes First Indiana, LLC	Indiana	31-1210837
M/I Homes Second Indiana, LLC	Indiana	31-1210837
M/I Homes of Florida, LLC	Florida	75-3087790
M/I Homes of Tampa, LLC	Florida	75-3087792
M/I Homes of Orlando, LLC	Florida	75-3087793
M/I Homes of West Palm Beach, LLC	Florida	75-3087794
M/I Homes of Central Ohio, LLC	Ohio	36-4530649
M/I Homes of Cincinnati, LLC	Ohio	37-1466139
M/I Homes of Raleigh, LLC	Delaware	73-1668974
M/I Homes of Charlotte, LLC	Delaware	73-1668983
M/I Homes of DC, LLC	Delaware	73-1668967
MHO Holdings, LLC	Florida	75-3087795
The Fields at Perry Hall, LLC	Maryland	52-2293749
Wilson Farm, LLC	Maryland	52-2009441
Core Village Commons, LLC	Ohio	54-2088259

(2)	No additional consideration for the guarantees of the 6 7/8% Senior Notes due 2012 will be furnished. Pursuant to Rule 457(n), no separate fee is payable with respect to such guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to completion, dated June 27, 2005

PRELIMINARY PROSPECTUS

$200,000,000

M/I Homes, Inc.

Offer to exchange its

6 7/8% Senior Notes due 2012

which have been registered

under the Securities Act of 1933, as amended,

for an equal principal amount of its

6 7/8% Senior Notes due 2012,

which have not been registered

Material terms of the exchange offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2005, unless extended.

•	We will exchange all outstanding Original Notes that are validly tendered and not validly withdrawn for an equal principle amount of our Exchange Notes that are registered under the Securities Act.

•	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

•	The terms of the Exchange Notes are substantially identical to the Original Notes, except that the Original Notes contain transfer restrictions and registration rights that the Exchange Notes do not contain.

•	You may withdraw tenders of Original Notes at any time before the exchange offer expires.

•	You may tender outstanding Original Notes only in denominations of $1,000 and multiples of $1,000.

•	We will not receive any proceeds from the exchange offer, and we will pay all expenses of the exchange offer.

•	Our affiliates may not participate in the exchange offer.

Please refer to the section entitled “ Risk Factors” beginning on page 11 for a description of risks that you should consider when evaluating this investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2005

In making your investment decision, you should rely only on the information in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changes since that date. The delivery of this prospectus shall under no circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus.

INDUSTRY AND MARKET DATA

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Some data is also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources noted above. Although we believe that these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You may find these statements under the sections entitled “Summary” or “Risk Factors,” in the documents incorporated by reference in this prospectus or by the use of forward-looking terminology such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions.

These statements involve a number of risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. Any forward-looking statements that we make herein and in our publicly filed reports and statements that are incorporated by reference herein are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors including, but not limited to, those referred to below. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including in conjunction with the forward-looking statements included in this prospectus, and under “Risk Factors.” Other factors beyond those listed below, including factors unknown to us and factors known to us which we have not determined to be material, could also adversely affect us. Such factors include, among others:

•	general real estate, economic and other conditions;

•	increases in interest rates or a decrease in the availability and affordability of residential mortgage financing;

•	material and labor shortages and price fluctuations;

•	commitment of significant resources to land development activities, which involve significant risks;

•	competition for homebuyers, desirable properties, financing, raw materials and skilled subcontractors;

•	governmental regulation and environmental considerations could adversely affect our business; and

•	dependency on a limited number of markets, particularly Columbus, Ohio.

There may be other factors that may cause actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

USE OF CERTAIN TERMS

All references in this prospectus to “M/I,” “we,” “us,” “our” or the “Company” are to M/I Homes, Inc., unless the context otherwise requires. All references in this prospectus to the “Original Notes” refer to our outstanding 6 7/8 Series A Senior Notes due 2012, and all references to the “Exchange Notes” refer to the 6 7/8 Series B Senior Notes due 2012. Unless the context otherwise indicates, the term “Notes” refers to both the Original Notes and the Exchange Notes. “SEC” refers to the U.S. Securities and Exchange Commission.

ii

SUMMARY

The following summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all of the information that is important to you. You should read this prospectus and the documents to which we have referred you for specific terms of the Notes.

The Company

We are one of the nation’s leading homebuilders. We construct and sell single-family homes to first-time, move-up, empty-nester and luxury buyers under the M/I Homes and Showcase Homes trade names. For the year ended December 31, 2004, we delivered 4,303 homes and earned revenues of $1.2 billion, EBITDA of $165.7 million and net income of $91.5 million. For the quarter ended March 31, 2005, we delivered 775 homes and earned revenues of $241.4 million, EBITDA of $31.4 million and net income of $16.7 million.

We sell our homes in nine geographic markets: Columbus and Cincinnati, Ohio; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; Indianapolis, Indiana; and the Virginia and Maryland suburbs of Washington, D.C. We believe that we distinguish ourselves from competitors by offering homes in select areas with a high level of design and construction quality within a given price range, and by providing superior customer service. Offering homes at a variety of price points allows us to attract a wide range of buyers, including many existing M/I Homes homeowners.

We support our homebuilding operations by providing mortgage financing services through our wholly-owned subsidiary, M/I Financial Corp. (“M/I Financial”) and title-related services through affiliated entities. Our financial services segment generates its revenue from originating and selling mortgages and collecting fees for title insurance and closing services.

Competitive Strengths

Leading presence in attractive homebuilding markets.    We have strong competitive positions in our nine geographic markets. We are the leading homebuilder in the Columbus, Ohio market, based on revenue, and have been the number one builder of single-family detached homes in this market for each of the last sixteen years. In addition, we are one of the top ten homebuilders in the Indianapolis, Cincinnati and Tampa markets, based on homes delivered. We believe our leading presence within these markets helps us to build and maintain important strategic relationships. In particular, we believe our longstanding relationships with landowners enable us to obtain attractive land parcels in good locations at competitive prices. At the same time, our stature in the local communities helps support our credibility among homebuyers.

Attractive land position to support future growth.    We have strong land positions strategically located within our markets. At March 31, 2005, we owned 16,556 lots, including our interest in lots held by joint ventures and limited liability companies (“LLCs”), and controlled an additional 11,896 lots pursuant to land option contracts. We believe our current inventory of land is adequate to supply our homebuilding operations for approximately three to six years. We select communities with convenient access to metropolitan areas that are generally characterized by diverse economic and employment bases and demographics that we believe will support long-term growth. Our homes and lot positions are predominately located within close proximity to one or more major employment centers. We believe that our current land position will allow us to pursue our stated strategy of growing our existing markets.

Strong, unified brands.    We market and sell our homes exclusively under the M/I Homes trade name in all markets except Columbus, where a limited number of our homes are also marketed under the Showcase Homes trade name. We believe the M/I Homes and Showcase Homes brands are well established, having developed a reputation signifying superior quality homes at competitive prices. Our long history of delivering quality, affordably priced homes has resulted in numerous referrals and repeat customers.

Geographic diversification.    We conduct our homebuilding and financial services operations in the midwest, the midatlantic and Florida within our nine homebuilding markets. We believe this geographic diversity provides an expanded revenue and earnings base and reduces our relative exposure to adverse economic conditions that may arise in any one geographic or market area. It also enables us to flexibly allocate capital to those regions we expect will have the most attractive growth prospects and opportunities for higher returns.

Highly experienced and incentivized management with proven track record.    Our business is run by a group of seasoned professionals with an average of 23 years in the homebuilding business and an average of 15 years with M/I Homes. This team led us to $1.2 billion in revenue and new records in net income, year-end backlog, gross margin and operating margin in 2004. Each of our markets has unique characteristics and is managed locally by dedicated, on-site personnel. Our area and division presidents possess intimate knowledge of their particular market and are encouraged to be entrepreneurial to best meet the needs of that market. Our incentive compensation structure supports our overall goals by rewarding each area and division president based on income targets and homeowner satisfaction.

Business Strategy

Our business strategy emphasizes the following key objectives:

Focus on profitability.    We focus on improving profitability while maintaining the high quality of our homes and customer service. We focus on gross margins by stressing the features, benefits, quality and design of our homes. In addition, profitability is enhanced by managing expenses and minimizing speculative building. We also value-engineer our homes by working with our subcontractors and suppliers to provide attractive features while minimizing raw material and construction costs.

Continue to control premier locations.    For a number of years, our approach to location of communities and land development has been a key strategic element of our business. We focus on locating and controlling land in the most desirable areas of our markets. During 2004, we increased our supply of land, and currently own a three- to six-year supply of land based on our planned growth. In addition, we also control an additional supply of land under land option contracts. We develop a majority of the lots upon which our homes are built, with the percentage of internally developed lots being in excess of 85% during each of the last three years. We believe our expertise in land development and planning enables us to create desirable new communities and gives us a competitive advantage in operating attractive locations at competitive costs.

Maintain or increase market position in existing markets.    We believe there are significant opportunities to profitably expand in our existing markets. While our primary growth strategy will focus on increasing our market position in these markets, we may, on an opportunistic basis, explore expansion into new markets through organic growth or acquisition.

Provide superior homeowner service.    Our core operating philosophy is to provide superior service to our homeowners. We attempt to involve the homeowner in many phases of the building process in order to enhance communication, knowledge and involvement. Our selling process focuses on the homes’ features, benefits, quality and design as opposed to merely price and square footage. In certain markets, we utilize design centers to better promote the sale of options and enable buyers to make more informed choices. This enhances the selling process and increases the sale of optional features that typically carry higher margins. We believe all of this leads to a more satisfied homeowner, and, based on the responses to our customer questionnaire, for the fourteenth year in a row, more than 95% of our homeowners would recommend us to a potential buyer.

Offer product diversity and innovative design.    We devote significant resources to the research and design of our homes to better meet the needs of our buyers. We offer a number of distinct product lines and more than 500 different floor plans and elevations. We also offer a high level of design and construction quality within each of our price ranges.

Principal Executive Offices

Our principal executive offices are located at 3 Easton Oval, Suite 500, Columbus, Ohio 43219, and our telephone number is (614) 418-8000. Our web address is mihomes.com. Information on this website is not incorporated by reference in or otherwise part of this prospectus.

The Exchange Offer

The Original Notes

We issued and sold $150.0 million in principal amount of our 6 7/8% Senior Notes due 2012 to Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Credit Suisse First Boston LLC, Piper Jaffray & Co., SunTrust Capital Markets, Inc., Comerica Securities, Inc., PNC Capital Markets, Inc., NatCity Investments, Inc., Fifth Third Securities, Inc. and KeyBanc Capital Markets, a Division of McDonald Investments Inc., on March 24, 2005, and issued and sold an additional $50.0 million in principal amount of our 6 7/8% Senior Notes due 2012 to Citigroup Global Markets Inc., on June 10, 2005. These initial purchasers subsequently resold the Original Notes under Rule 144A and Regulation S under the Securities Act. The purchasers of our Original Notes agreed to comply with transfer restrictions and other conditions.

The Original Notes issued on March 24, 2005 and the Original Notes issued on June 10, 2005 are treated as a single class under the indenture, each issuance is represented by a permanent, global note which is registered in the name of a nominee of The Depository Trust Company. Participants in the DTC system who have accounts with DTC hold interests in the global notes in book-entry form. Accordingly, ownership of beneficial interests in the Original Notes is limited to DTC participants or persons who hold their interests through DTC participants.

The Exchange Offer

We are offering to exchange up to $200.0 million in principal amount of our Exchange Notes which have been registered under the Securities Act for a like amount of our outstanding Original Notes that are properly tendered and accepted.

You may tender outstanding Original Notes only in denominations of $1,000 and multiples of $1,000. We will issue the Exchange Notes on or promptly after the expiration of the exchange offer.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless extended, in which case the expiration date will be the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer

The exchange offer is not subject to any condition other than it will not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon the tender of any minimum principal amount of Original Notes.

Procedures for Tendering Notes	If you want to accept the exchange offer, you must transmit to U.S. Bank National Association, the exchange agent, on or before the expiration date, either

•	a computer generated message transmitted through The Depository Trust Company’s Automated Tender Offer Program

system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

•	a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, together with your Original Notes and any other required documentation, to the exchange agent at the address listed in this prospectus and on the front cover of the letter of transmittal.

If you cannot satisfy either of these procedures on a timely basis, then you should comply with the guaranteed delivery procedures described below. By executing the letter of transmittal, you will make the representations to us described in the section entitled “The Exchange Offer—Procedures for Tendering.”

Special Procedures for Beneficial Owners

If you are a beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must either (1) make appropriate arrangements to register ownership of the Original Notes in your name or (2) obtain a properly completed bond power from the registered holder, before completing and executing the letter of transmittal and delivering your Original Notes.

Guaranteed Delivery Procedures

If you want to tender your Original Notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your Original Notes according to the guaranteed delivery procedures described in the section entitled “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of Original Notes and Delivery of Exchange Notes

Subject to the satisfaction or waiver of the condition to the exchange offer, we will accept for exchange any and all Original Notes which are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights

You may withdraw the tender of your Original Notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus in the section entitled “The Exchange Offer—Withdrawal of Tenders.”

Certain Tax Considerations	The exchange of Notes will not be a taxable event for U.S. federal income tax purposes. For a discussion of certain material federal income tax consequences relating to the exchange of Notes, see the section entitled “Certain Tax Considerations.”

Exchange Agent	U.S. Bank National Association, the trustee under the indenture governing the Notes, is serving as the exchange agent.

Consequences of Failure to Exchange Original Notes

If you do not exchange your Original Notes for Exchange Notes, you will continue to be subject to the restrictions on transfer provided in the Original Notes and in the indenture governing the Original Notes. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the Original Notes under the Securities Act. See “Risk Factors—If You Do Not Exchange Your Original Notes Pursuant to This Exchange Offer, You May Never Be Able to Sell Your Original Notes.”

Registration Rights Agreements.

If you are a holder of Original Notes, you are entitled to exchange your Original Notes for Exchange Notes with substantially identical terms. The exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your Original Notes.

We explain the exchange offer in greater detail beginning on page 17.

The Exchange Notes

The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes, except that the Exchange Notes will be registered under the Securities Act and, therefore, will not be subject to the transfer restrictions, registration rights and provisions for an increase in interest rate applicable to the Original Notes. The Exchange Notes will evidence the same debt as the Original Notes. The indenture governing the Exchange Notes is the same indenture that governs our Original Notes, and both series of Notes will be entitled to the benefits of the indenture and treated as a single class of debt securities.

Issuer	M/I Homes, Inc., an Ohio corporation.

Notes	$200.0 million aggregate principal amount of 6 7/8% Senior Notes due 2012.

Maturity	April 1, 2012.

Interest Payment Dates	April 1 and October 1 of each year, commencing on October 1, 2005.

Optional Redemption	We may redeem all or part of the Notes at any time by paying a “make-whole” premium based on U.S. Treasury rates as specified in this prospectus under “Description of the Notes—Optional Redemption.”

In addition, at any time prior to April 1, 2008, we may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more qualified equity offerings at a redemption price equal to 106.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the aggregate principal amount of the Notes remains outstanding after the redemption and such redemption occurs within 90 days of the date of closing of such qualified equity offering.

Change of Control

Following a change of control, we will be required to make an offer to purchase all of the Notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Ranking and Guarantees	The Notes will be our senior unsecured obligations. All of our wholly-owned subsidiaries will guarantee the Notes on a senior unsecured basis.

The Notes will rank equally with all of our and our subsidiary guarantors’ existing and future senior unsecured debt.

The Notes will rank senior to all of our and our subsidiary guarantors’ debt that is expressly subordinated to the Notes, but will be effectively subordinated to all of our and our subsidiary guarantors’ senior secured indebtedness to the extent of the value of the assets securing that indebtedness. At March 31, 2005, we and our subsidiary guarantors had $8.3 million of secured indebtedness outstanding.

Certain Covenants	The indenture governing the Notes includes covenants that limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or liens;

•	pay dividends or make other distributions or repurchase or redeem our stock;

•	make investments;

•	sell assets;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	engage in transactions with affiliates; and

•	consolidate or merge with or into other companies or sell all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications which are described in the section entitled “Description of the Notes—Certain Covenants.”

If, after the date of this offering, the Notes receive an investment grade rating by both Moody’s and Standard & Poor’s, then our obligation to comply with certain of these covenants will cease. See “Description of the Notes—Certain Covenants.”

Form of Exchange Notes

The Exchange Notes will be represented by one or more permanent global certificates, in fully registered form, deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, as depositary. You will not receive Exchange Notes in certificated form unless one of the events described in the section entitled “Book-entry, Settlement and Clearance” occurs. Instead, beneficial interests in the Exchange Notes will be shown on, and transfers of the Exchange Notes will be effected only through, records maintained in book-entry form by The Depository Trust Company and its participants.

Use of Proceeds	We will not receive any cash proceeds in the exchange offer

Trustee	U.S. Bank National Association

Risk Factors

You should carefully consider the information set forth in the section entitled “Risk Factors,” beginning on page 11 and all other information provided to you in this prospectus for a discussion of certain risks involved in investing in the Notes.

Summary Financial and Operating Data

The following table sets forth summary consolidated financial data for each of the fiscal years in the three year period ended December 31, 2004, which have been derived from our audited consolidated financial statements, and for each of the three month periods ending March 31, 2004 and 2005, which have been derived from our unaudited condensed consolidated financial statements. The following other operating data have been derived from accounting records for the respective periods. You should read the following information in conjunction with “Selected Consolidated Financial Data,” our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, which are incorporated by reference into this prospectus. In our management’s opinion, the summary financial and operating data presented below provides all adjustments necessary for a fair presentation of the results of operations for the periods specified. The results for the three month period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the full fiscal year.

	Year Ended December 31,						Three Months Ended March 31,
	2002		2003		2004		2004		2005
	(Dollars in thousands)
Income Statement Data:
Revenue:
Homebuilding	$1,015,162		$1,047,432		$1,166,610		$224,898		$225,205
Financial services	22,812		27,666		32,909		7,500		7,691
Intersegment	(5,949)		(6,605)		(24,884)		(3,734)		8,503

Total revenue	1,032,025		1,068,493		1,174,635		228,664		241,399
Land and housing costs	789,320		801,532		875,614		167,572		180,674

Gross margin	242,705		266,961		299,021		61,092		60,725
General and administrative expenses	60,484		58,552		64,954		11,310		14,475
Selling expenses	64,779		68,479		74,428		15,667		16,934
Interest expense	8,242		4,831		8,342		1,823		1,863

Income before income taxes	109,200		135,099		151,297		32,292		27,453
Income taxes	42,588		53,369		59,763		12,755		10,707

Net income	$66,612		$81,730		$91,534		$19,537		$16,746

Other Financial Data:
Gross margin	23.5%		25.0%		25.5%		26.7%		25.2%
EBITDA (1)	$122,886		$145,272		$165,682		$35,314		$31,421
Interest incurred	13,098		12,256		14,758		3,222		3,450
Ratio of EBITDA to interest incurred	9.4	x	11.9	x	11.2	x	11.0	x	9.1	x
Ratio of earnings to fixed charges (2)	7.8	x	9.6	x	9.3	x	9.0	x	7.3	x

Other Operating Data:
New contracts	4,130		4,485		4,333		1,312		1,078
Homes delivered	4,140		4,148		4,303		871		775
Backlog of homes at end of period	2,321		2,658		2,688		3,099		2,991
Aggregate sales value of homes in backlog	$567,000		$704,000		$800,000		$840,000		$913,000
Average sales price of homes in backlog	$244		$265		$298		$271		$305
Active communities	140		135		125		140		130

At March 31, 2005
(In thousands)
Balance Sheet Data:
Homebuilding inventory	$864,624
Total assets	1,007,581
Homebuilding debt (3)	321,291
Total debt (3)	330,291
Total shareholders’ equity	508,792

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is defined as net income, plus interest expense (including interest amortized to land and housing costs), income taxes and depreciation and amortization, minus interest income. EBITDA is not defined by generally accepted accounting principles, and our definition of EBITDA may not be comparable to similar companies. Management believes that in order to fully assess our financial operating results, EBITDA is an important measure of evaluating our operating performance. However, this measure should be considered in addition to, and not as a substitute for, or superior to, net income or other measures of financial performance prepared in accordance with GAAP. The following table sets forth a reconciliation of net income, which we believe is the most directly comparable GAAP financial measure.

	Year Ended December 31,			Three Months Ended March 31,
	2002	2003	2004	2004	2005
	(In thousands)
Net income	$66,612	$81,730	$91,534	$19,537	$16,746
Interest expense (including interest amortized to land and housing costs)	13,810	9,637	13,564	2,789	3,695
Income taxes	42,588	53,369	59,763	12,755	10,707
Depreciation and amortization	2,239	2,382	2,448	598	623
Interest income	(2,363)	(1,846)	(1,627)	(365)	(350)

EBITDA	$122,886	$145,272	$165,682	$35,314	$31,421

(2)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income before income taxes plus fixed charges less capitalized interest. “Fixed charges” consist of interest expense, one third of rent expense, which is deemed to be representative of an interest factor, and capitalized interest.
(3)	Includes $150.0 million aggregate principal amount of outstanding Original Notes, net of a $1.0 million discount as of March 31, 2005.

RISK FACTORS

You should carefully consider the risks described below as well as other information and data contained in this prospectus and in the documents incorporated by reference before making an investment decision. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition, results of operations or prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the Notes.

Risks Related to Our Business

Changes in general real estate, economic and other conditions could adversely affect our business.

The homebuilding industry historically is significantly affected by changes in national and local economic and other conditions. Many of these conditions are beyond our control. These conditions include employment levels, changing demographics, availability of financing, consumer confidence and housing demand. In addition, homebuilders are subject to risks related to competitive overbuilding, availability and cost of building lots, availability of materials and labor, adverse weather conditions which can cause delays in construction schedules, cost overruns, changes in governmental regulations and increases in real estate taxes and other local government fees. During 2004 and the first quarter of 2005, we experienced certain delays caused by weather conditions and delays in regulatory processes in certain markets that had an impact on the number of new contracts and homes delivered during 2004 and the first quarter of 2005. We anticipate that second quarter income before taxes will fall short of 2004 as homes delivered will be down.

Increases in interest rates or a decrease in the availability of mortgage financing could prevent potential customers from purchasing our homes, which would adversely affect our business.

Our business is significantly affected by the impact of interest rates. Higher interest rates may decrease our potential market by making it more difficult for homebuyers to qualify for mortgages or to obtain mortgages at interest rates that are acceptable to them. Mortgage rates are currently close to historically low levels. If mortgage interest rates increase, our business could be adversely affected.

Material and labor shortages and price fluctuations could delay or increase the cost of home construction and adversely affect our business.

The residential construction industry has, from time to time, experienced significant material and labor shortages in insulation, drywall, brick, cement and certain areas of carpentry and framing, as well as fluctuations in lumber prices and supplies. Any shortages of long duration could delay construction of homes, which could adversely affect our business. At this time, we are not experiencing any significant material or labor shortages and, therefore, do not anticipate a material effect for the year 2005.

Our success is dependent upon and we commit significant resources to land development activities, which involve significant risks.

We develop the lots for a majority of our communities. Therefore, our short-term and long-term financial success will be dependent upon our ability to acquire new land and develop these communities successfully. Acquiring land and committing the financial and managerial resources to develop a subdivision involves significant risks. Before a subdivision generates any revenue, we may make material expenditures for items such as acquiring land and constructing subdivision infrastructure (roads and utilities).

The homebuilding industry is highly competitive, and we compete not only for homebuyers, but also for desirable properties, financing, raw materials and skilled subcontractors.

The homebuilding industry is highly competitive. We compete in each of our local markets with numerous national, regional and local homebuilders, some of which have greater financial, marketing, land acquisition and sales resources than we do. We also compete with the existing home resale market that provides certain attractions for homeowners over the new home market. In addition, the mortgage financing industry is very competitive. M/I Financial competes with outside lenders for the capture of our homebuyers. Competition typically increases during periods in which there is a decline in the refinance activity within the industry. During 2004 and the first quarter of 2005, M/I Financial experienced a slight decline in its capture rate, and we expect to see a continued decline in 2005 that could negatively affect the results of M/I Financial.

Governmental regulation and environmental considerations could adversely affect our business.

The homebuilding industry is subject to increasing local, state and federal statutes, ordinances, rules and regulations concerning zoning, resource protection, building design and construction and similar matters. This includes local regulations that impose restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of a particular location. Such regulation also affects construction activities, including construction materials that must be used in certain aspects of building design, as well as sales activities and other dealings with homebuyers. We must also obtain licenses, permits and approvals from various governmental agencies for our development activities, the granting of which are beyond our control. Furthermore, increasingly stringent requirements may be imposed on homebuilders and developers in the future. Although we cannot predict the impact on us to comply with any such requirements, such requirements could result in time-consuming and expensive compliance programs. In addition, we have been, and in the future may be, subject to periodic delays or may be precluded from developing certain projects due to building moratoriums. These moratoriums generally relate to insufficient water supplies or sewage facilities, delays in utility hookups or inadequate road capacity within the specific market area or subdivision. These moratoriums can occur prior to, or subsequent to, commencement of our operations without notice or recourse.

We are also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws that apply to any given project vary greatly according to the project site and the present and former uses of the property. These environmental laws may result in delays, cause us to incur substantial compliance costs (including substantial expenditures for pollution and water quality control) and prohibit or severely restrict development in certain environmentally sensitive regions. Although there can be no assurance that we will be successful in all cases, we have a general practice of requiring resolution of environmental issues prior to purchasing land in an effort to avoid major environmental issues in our developments.

In addition to the laws and regulations that relate to our homebuilding operations, M/I Financial is subject to a variety of laws and regulations concerning the underwriting, servicing and sale of mortgage loans.

We are dependent on a limited number of markets, particularly Columbus, Ohio. Economic downturns in these areas could adversely affect demand and prices for new homes in these areas and could have an adverse effect on our revenues and earnings.

We have operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C. Adverse general economic conditions in these markets could have a material impact on our operations. For the first quarter of 2005, approximately 38% of our operating income was derived from operations in the Columbus market.

Risks Related to the Notes

If you do not exchange your Original Notes pursuant to this exchange offer, you may never be able to sell your Original Notes.

It may be difficult for you to sell Original Notes that are not exchanged in the exchange offer. Those Notes may not be offered or sold unless they are registered or they are exempt from the registration requirements under the Securities Act and applicable state securities laws. The restrictions on transfer of your Original Notes arise because we issued the Original Notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. We do not intend to register the Original Notes under the Securities Act.

If you do not tender your Original Notes or if we do not accept some of your Original Notes, those Notes will continue to be subject to the transfer and exchange restrictions in:

•	the indenture;

•	the legend on the Original Notes; and

•	the offering memorandum relating to the Original Notes.

Moreover, to the extent Original Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Original Notes would be adversely affected.

We and our subsidiaries may be able to incur substantially more indebtedness, which may increase the risks created by our existing indebtedness.

As of March 31, 2005, we had approximately $330.3 million of indebtedness and $192.6 million of available borrowings under our senior credit facilities. In addition, we have the ability to incur substantially more indebtedness under the terms of our senior credit facilities and the indenture governing the Notes. Our existing indebtedness and any future indebtedness we may incur could have a significant adverse future effect on our business. For example:

•	a significant portion of our cash flow may be required to pay principal and interest on such debt, which would reduce the funds available for working capital, capital expenditures, acquisitions and other purposes;

•	borrowings under our senior credit facilities bear, and borrowings under any new facility could bear, interest at floating rates, which could result in higher interest expense in the event of an increase in interest rates;

•	we could become more vulnerable to adverse changes in general economic, industry and competitive conditions; and

•	such a debt level and the various covenants contained in our senior credit facilities, the indenture governing the Notes and the documents governing our other existing indebtedness may place us at a relative competitive disadvantage as compared to some of our competitors.

We may not be able to generate a sufficient amount of cash flow to meet our debt obligations, including the Notes.

Our ability to make scheduled payments or to refinance our obligations with respect to the Notes and our other debt will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt obligations, we could face substantial liquidity problems and may be forced to reduce or delay scheduled expansions and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient for payment of our debt in the future. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt and other obligations, we cannot assure you as to the terms of any such transaction or how quickly any such transaction could be completed.

If we cannot make scheduled payments on our debt, we will be in default and, as a result, our debt holders could declare all outstanding principal and interest to be due and payable and we could be forced into bankruptcy or liquidation.

If our operating performance declines in the future, we may need to obtain waivers from the required lenders under our senior credit facilities to avoid being in default. If we breach our covenants under the senior credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the senior credit facilities and the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The restrictive covenants in our senior credit facilities, the indenture governing the Notes and any of our future indebtedness could adversely restrict our financial and operating flexibility and subject us to other risks.

Our senior credit facilities and the indenture governing the Notes contain affirmative and negative covenants that limit our and our subsidiaries’ ability to take certain actions. Our senior credit facilities require us to maintain specified financial ratios and satisfy other financial conditions. Our senior credit facilities and/or the indenture governing the Notes restrict, among other things, our and our subsidiaries’ ability to:

•	incur additional debt;

•	pay dividends or make other distributions or repurchase our capital stock or subordinated debt;

•	make certain investments;

•	create liens;

•	enter into certain types of transactions with affiliates;

•	restrict dividend or other payments by our restricted subsidiaries to us;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

These restrictions may limit our ability to operate our businesses and may prohibit or limit our ability to enhance our operations or take advantage of potential business opportunities as they arise. The breach of any of these covenants by us or the failure by us to meet any of these conditions could result in a default under any or all of such indebtedness. As of March 31, 2005, we were in compliance with the covenants and restrictions contained in our debt agreements. However, our ability to continue to comply with such agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. In addition, upon the occurrence of an event of default under our debt agreements, all of the amounts outstanding thereunder, together with accrued interest, could become immediately due and payable.

We may not have sufficient funds or be permitted by our senior credit facilities to purchase Notes upon a change of control.

Upon a change of control, we will be required to make an offer to purchase all outstanding Notes. However, we cannot assure you that we will have or will be able to borrow sufficient funds at the time of any change of control to make required repurchases of Notes, or that restrictions in our senior credit facilities or other indebtedness we may incur in the future would permit us to make the required repurchases. In addition, a change of control may constitute an event of default under our senior credit facilities. A default under our senior credit facilities could result in a default under the indenture governing the Notes if the lenders accelerate the debt under our senior credit facilities.

The Notes and the subsidiary guarantees may not be enforceable because of fraudulent conveyance laws.

The Notes and the subsidiary guarantees may be subject to review under federal bankruptcy laws or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of our unpaid creditors. Generally, under these laws, if in such a case or lawsuit a court were to find that at the time we issued the Notes or a subsidiary of ours issued a guarantee:

•	we issued the Notes or such subsidiary issued a guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

•	we or any subsidiary guarantor received less than reasonably equivalent value or fair consideration for issuing the Notes or a guarantee of the Notes, as the case may be, and we or such subsidiary guarantor:

•	were insolvent or were rendered insolvent by reason of the issuance of the Notes or such subsidiary guarantee;

•	were engaged, or were about to engage, in a business or transaction for which our, or such subsidiary guarantor’s, remaining assets constituted unreasonably small capital to carry on our or such subsidiary guarantor’s business; or

•	intended to incur, or believed that we, or such subsidiary guarantor, would incur indebtedness or other obligation beyond the ability to pay such indebtedness or obligation as it matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then the court could void the Notes or such subsidiary guarantee, as the case may be, or subordinate the amounts owing under the Notes or such subsidiary guarantee to our presently existing or future indebtedness or take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred indebtedness or issued a guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and mature.

If a note or guarantee is voided as a fraudulent conveyance or is found to be unenforceable for any other reason, you will not have a claim against us or such subsidiary guarantor.

We believe that at the time of the issuance of the Notes and related guarantees, neither we nor any of the subsidiary guarantors will be insolvent or rendered insolvent by the issuance of the Notes or such subsidiary guarantee, and that neither we nor any of the subsidiary guarantors will be lacking sufficient capital to operate effectively or be unable to pay obligations on the Notes or such subsidiary guarantee as they mature or become due.

We could enter into transactions that would not constitute a change of control giving rise to an obligation to repurchase the Notes, but that could increase the amount of our indebtedness outstanding.

Our senior credit facilities and the indenture governing the Notes impose significant restrictions on our ability to incur additional indebtedness or liens, make investments, and sell assets, among others. In addition, the indenture governing the Notes imposes obligations on us to offer to repurchase the Notes if we enter into a transaction that constitutes a change of control. Nevertheless, we could, in the future, enter into transactions such as acquisitions, refinancings or other recapitalizations or highly leveraged transactions that would not constitute a change of control giving rise to an obligation by us to repurchase the Notes, but that could increase the amount of indebtedness outstanding. Such transactions could affect our capital structure or credit ratings or otherwise affect the holders of the Notes.

There is no established trading market for the Notes. If one develops, it may not be liquid.

The Original Notes were new issues of securities with no established trading market. The Notes are designated as eligible for trading in The PortalSM Market. However, the Original Notes are not listed, and we do not intend to list the Exchange Notes, on any national securities exchange or to seek their quotation on any automated dealer quotation system. In addition, the market for non-investment-grade debt securities has historically been subject to disruptions that have caused price volatility independent of the operating and financial performance of the issuers of these securities. It is possible that the market for the Notes will be subject to these kinds of disruptions. Accordingly, declines in the liquidity and market price of the Notes may occur independent of our operating and financial performance. We cannot assure you that any liquid market for the Notes will develop.

The initial purchasers of each of the issuances of Original Notes have advised us that they intend to make a market in the Notes but they are not obligated to do so. The initial purchasers may also discontinue market making activities at any time, in their sole discretion, which could further negatively impact your ability to sell the Notes or the prevailing market price at the time you choose to sell.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We issued $150.0 million aggregate principal amount of the Original Notes on March 24, 2005, to Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Credit Suisse First Boston LLC, Piper Jaffray & Co., SunTrust Capital Markets, Inc., Comerica Securities, Inc., PNC Capital Markets, Inc., NatCity Investments, Inc., Fifth Third Securities, Inc. and KeyBanc Capital Markets, a Division of McDonald Investments Inc., the initial purchasers of such issuance, pursuant to a purchase agreement. We also issued $50.0 million aggregate principal amount of the Original Notes on June 10, 2005, to Citigroup Global Markets Inc., the initial purchaser of such issuance, pursuant to a purchase agreement. The initial purchasers subsequently sold the Original Notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the Securities Act. As a condition to the sale of $150.0 million of the Original Notes, we entered into a registration rights agreement with the initial purchasers of such issuance on March 24, 2005, and, as a condition to the sale of $50.0 million of the Original Notes, we entered into a substantially identical registration rights agreement with the initial purchaser of such issuance on June 10, 2005.

Pursuant to the registration rights agreement with respect to the issuance of $150.0 million aggregate principal amount of Original Notes, we and the subsidiary guarantors agreed to use our commercially reasonable efforts to file a registration statement with respect to an exchange offer for the Exchange Notes with the SEC on or prior to 120 days after March 24, 2005, and to use our commercially reasonable efforts to cause that registration statement to be declared effective on or prior to 210 days after March 24, 2005. Pursuant to the registration rights agreement with respect to the issuance of $50.0 million aggregate principal amount of Original Notes, we and the subsidiary guarantors agreed to use our commercially reasonable efforts to file a registration statement with respect to an exchange offer for the Exchange Notes with the SEC on or prior to 120 days after June 10, 2005, and to use our commercially reasonable efforts to cause that registration statement to be declared effective on or prior to 210 days after June 10, 2005.

We filed a copy of the registration rights agreements as an exhibit to the registration statement.

Resale of the Exchange Notes

Based upon an interpretation by the staff of the SEC contained in no-action letters issued to third parties, we believe that you may exchange Original Notes for Exchange Notes in the ordinary course of business. For further information on the SEC’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. You will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the Exchange Notes. However, the foregoing does not apply to you if you are:

•	a broker-dealer who purchased the Exchange Notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or

•	an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.

In addition, if:

•	you are a broker-dealer; or

•	you acquire Exchange Notes in the exchange offer for the purpose of distributing or participating in the distribution of the Exchange Notes,

you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Exchange Notes received in exchange for Original Notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept any and all Original Notes validly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes surrendered pursuant to the exchange offer. You may tender Original Notes only in integral multiples of $1,000.

The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that:

•	we will register the Exchange Notes under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting their transfer; and

•	holders of the Exchange Notes will not be entitled to any of the rights of holders of Original Notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer.

The Exchange Notes will evidence the same debt as the Original Notes. The indenture governing the Exchange Notes is the same indenture that governs the Original Notes.

As of the date of this prospectus, $200,000,000 in aggregate principal amount of the Original Notes are outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company. Only registered holders of the Original Notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the Original Notes entitled to participate in the exchange offer.

You do not have any appraisal or dissenters’ rights under the indenture or applicable law in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Original Notes when, as and if we had given oral or written notice of acceptance to the exchange agent. The exchange agent will act as your agent for the purposes of receiving the Exchange Notes from us.

If you tender Original Notes in the exchange offer you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer.

Expiration Date; Extensions; Amendments

The term expiration date means 5:00 p.m., New York City time on                     , 2005, unless we, in our sole discretion, extend the exchange offer, in which case the term expiration date means the latest date and time to which we extend the exchange offer.

To extend the exchange offer, we will:

•	notify the exchange agent of any extension orally or in writing; and

•	mail to each registered holder an announcement that will include disclosure of the approximate number of Original Notes deposited to date,

each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our reasonable discretion:

•	to delay accepting any Original Notes;

•	to extend the exchange offer; or

•	if any conditions listed below under “—Conditions” are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.

We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the registered holders. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.

Interest on the Exchange Notes

The Exchange Notes will bear interest at the same rate and on the same terms as the Original Notes. Consequently, the Exchange Notes will bear interest at a rate equal to 6.875% per annum (calculated using a 360-day year). Interest will be payable semi-annually on each April 1 and October 1.

You will receive interest on the Exchange Notes on October 1, 2005 in an amount equal to the accrued interest on the Original Notes from March 24, 2005. We will deem the right to receive any interest on the Original Notes waived by you if we accept your Original Notes for exchange.

Procedures for Tendering

You may tender Original Notes in the exchange offer only if you are a registered holder of Original Notes. To tender in the exchange offer, you must:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or the facsimile to the exchange agent at the address listed below under “—Exchange Agent” for receipt before the expiration date.

In addition, either:

•	the exchange agent must receive certificates for the Original Notes along with the letter of transmittal into its account at the depositary pursuant to the procedure for book-entry transfer described below before the expiration date;

•	the exchange agent must receive a timely confirmation of a book-entry transfer of the Original Notes, if the procedure is available, into its account at the depositary pursuant to the procedure for book-entry transfer described below before the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send letters of transmittal or Original Notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the transactions described above for you.

If you are a beneficial owner of Original Notes whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, before completing and executing the letter of transmittal and delivering the Original Notes you must either:

•	make appropriate arrangements to register ownership of the Original Notes in your name; or

•	obtain a properly completed bond power from the registered holder.

The transfer of registered ownership may take considerable time. Unless the Original Notes are tendered:

(1)	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal; or

(2)	for the account of:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, an eligible guarantor institution must guarantee the signatures on a letter of transmittal or a notice of withdrawal described below under “—Withdrawal of Tenders.”

If the letter of transmittal is signed by a person other than the registered holder, the Original Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the Original Notes. If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and unless waived by us, they must submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

The exchange agent and the depositary have confirmed that any financial institution that is a participant in the depositary’s system may utilize the depositary’s Automated Tender Offer Program to tender notes.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Original Notes, which determination will be final and binding. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of Original Notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of Original Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of Original Notes to have been made until you cure the defects or irregularities.

While we have no present plan to acquire any Original Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any Original Notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any Original Notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under “—Conditions,” and, to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

If you wish to tender Original Notes in exchange for Exchange Notes in the exchange offer, we will require you to represent that:

•	you are not an affiliate of ours;

•	you will acquire any Exchange Notes in the ordinary course of your business; and

•	at the time of completion of the exchange offer, you have no arrangement with any person to participate in the distribution of the Exchange Notes.

In addition, in connection with the resale of Exchange Notes, any participating broker-dealer who acquired the Original Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes, other than a resale of an unsold allotment from the original sale of the Original Notes, with this prospectus.

Return of Notes

If we do not accept any tendered Original Notes for any reason described in the terms and conditions of the exchange offer or if you withdraw or submit Original Notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged Notes without expense to you as promptly as practicable. In the case of Original Notes tendered by book-entry transfer into the exchange agent’s account at the depositary pursuant to the book-entry transfer procedures described below, we will credit the Original Notes to an account maintained with the depositary as promptly as practicable.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the Original Notes at the depositary for purposes of the exchange offer, and any financial institution that is a participant in the depositary’s systems may make book-entry delivery of Original Notes by causing the depositary to transfer the Original Notes into the exchange agent’s account at the depositary in accordance with the depositary’s procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the depositary, you must transmit and the exchange agent must receive, the letter of transmittal or a facsimile of the letter of transmittal, with any required signature guarantees and any other required documents, at the address below under “—Exchange Agent” on or before the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your Original Notes and (1) the Original Notes are not immediately available or (2) you cannot deliver the Original Notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may effect a tender if:

(a)	the tender is made through an eligible guarantor institution;

(b)	before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, that:

•	states your name and address, the certificate number(s) of the Original Notes and the principal amount of Original Notes tendered,

•	states that the tender is being made by that notice of guaranteed delivery, and

•	guarantees that, within three New York Stock Exchange trading days after the expiration date, the eligible guarantor institution will deposit with the exchange agent the letter of transmittal, together with the certificate(s) representing the Original Notes in proper form for transfer or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal; and

(c)	within five New York Stock Exchange trading days after the expiration date, the exchange agent receives a properly executed letter of transmittal, as well as the certificate(s) representing all tendered Original Notes in proper form for transfer and all other documents required by the letter of transmittal.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your Original Notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of Original Notes at any time before 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of Original Notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address listed in this prospectus before the expiration date. Any notice of withdrawal must:

•	specify the name of the person who deposited the Original Notes to be withdrawn;

•	identify the Original Notes to be withdrawn, including the certificate number(s) and principal amount of the Original Notes; and

•	be signed in the same manner as the original signature on the letter of transmittal by which the Original Notes were tendered, including any required signature guarantees.

We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn Original Notes to have been validly tendered for purposes of the exchange offer, and we will not issue Exchange Notes with respect to those Original Notes, unless you validly retender the withdrawn Original Notes. You may retender properly withdrawn Original Notes by following one of the procedures described above under “—Procedures for Tendering” at any time before the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the Exchange Notes for, any Original Notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of the Original Notes, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any Original Notes and return all tendered Original Notes to you;

•	extend the exchange offer and retain all Original Notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the Original Notes; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered Original Notes that have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the Original Notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Termination of Rights

If you are a holder of Original Notes, all of your rights under the registration rights agreement will terminate upon consummation of the exchange offer except with respect to our continuing obligations:

•	to indemnify you and parties related to you against liabilities, including liabilities under the Securities Act; and

•	to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act to permit resales of the notes pursuant to Rule 144A.

Shelf Registration

If any changes in applicable law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or if for any reason the exchange offer is not completed within 240 days following March 24, 2005, in the case of the issuance of $150.0 million aggregate principal amount of the Original Notes, or June 10, 2005, in the case of the issuance of $50.0 million aggregate principal amount of the Original Notes or if any holder of the Notes, other than the initial purchasers, is not eligible to participate in the exchange offer, or upon the request of the initial purchasers under the specified circumstances, we and the subsidiary guarantors will, at our cost:

•	as promptly as practicable and in any event on or prior to 45 days after such filing obligation arises, file a shelf registration statement covering resales of the Original Notes or Exchange Notes, as applicable;

•	use our respective commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

•	use our commercially reasonable efforts to keep effective the shelf registration until two years after its effective date, or until one year after the effective date if the shelf registration statement is filed at the request of the initial purchasers.

If we file a shelf registration statement, we will provide to each holder of the Notes copies of the Prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement for the Notes has become effective and take other actions as are required to permit unrestricted resales of the Notes. A holder of Notes that sells the Notes pursuant to the shelf registration statement generally will be:

•	required to be named as a selling security holder in the related Prospectus and deliver a Prospectus to purchasers;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the sales; and

•	bound by the provisions of the registration rights agreement which are applicable to such a holder, including indemnification obligations.

In addition, each holder of the Notes will be required to deliver information to be used in connection with the shelf registration statement and to provide any comments on the shelf registration statement within the time periods described in the registration rights agreement in order to have their Notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages described in the following paragraph.

Liquidated Damages

If any of the following (each a “registration default”) occurs:

•	the exchange offer registration statement is not filed with the SEC on or before the 120th calendar day following March 24, 2005, in the case of the issuance of $150.0 million aggregate principal amount of the Original Notes on March 24, 2005, or June 10, 2005, in the case of the issuance of $50.0 million aggregate principal amount of the Original Notes on June 10, 2005, or, if that day is not a business day, then the next day that is a business day;

•	the exchange offer registration statement is not declared effective on or before the 210th calendar day following March 24, 2005, in the case of the issuance of $150.0 million aggregate principal amount of the Original Notes on March 24, 2005, or June 10, 2005, in the case of the issuance of $50.0 million aggregate principal amount of the Original Notes on June 10, 2005, or, if that day is not a business day, then the next day that is a business day;

•	the exchange offer is not completed on or before the 240th calendar day following March 24, 2005 in the case of the issuance of $150.0 million aggregate principal amount of the Original Notes on March 24, 2005, or June 10, 2005, in the case of the issuance of $50.0 million aggregate principal amount of the Original Notes on June 10, 2005, or, if that day is not a business day, then the next day that is a business day; or

•	the shelf registration statement is required to be filed but is not filed or declared effective within the time periods set forth above under “—Shelf Registration” or is declared effective but thereafter ceases to be effective or usable (subject to certain exceptions), the interest rate borne by the Notes will be increased by 0.25% per annum upon the occurrence of a registration default. This rate will continue to increase by 0.25% each 90 day period that the liquidated damages (as defined below) continue to accrue under any such circumstance. However, the maximum total increase in the interest rate will in no event exceed one percent (1.00%) per year. We refer to this increase in the interest rate on the Notes as “liquidated damages.” Such interest is payable in addition to any other interest payable from time to time with respect to the Original Notes and the Exchange Notes in cash on each interest payment date to the holders of record for such interest payment date. After the cure of registration defaults, the accrual of liquidated damages will stop and the interest rate will revert to the original rate.

Under certain circumstances, we may delay the filing or the effectiveness of the exchange offer or the shelf registration and shall not be required to maintain its effectiveness or amend or supplement it for a period of up to 60 days during any 12-month period. Any delay period will not alter our obligation to pay liquidated damages with respect to a registration default.

We agree to pay any amount of liquidation damages due in cash on the same interest payment dates as the Notes.

Exchange Agent

We have appointed U.S. Bank National Association, the trustee under the indenture, as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a notice of guaranteed delivery to the exchange agent addressed as follows:

By registered or certified mail, by hand and overnight delivery:

U.S. Bank National Association

U.S. Bank West Side Flats Operations Center

60 Livingston Ave.

St. Paul, MN 55107

Attn: Specialized Finance

Reference: M/I Homes, Inc.

By facsimile:

(Eligible institutions only)

(651) 495-8158

Reference: M/I Homes, Inc.

For information or

confirmation by telephone:

Specialized Finance

(800) 934-6802

Delivery to an address other than the one stated above or transmission via a facsimile number other than the one stated above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail; however, our officers and regular employees may make additional solicitations by facsimile, telephone or in person.

We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with the exchange offer which we estimate to be approximately $100,000. These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Original Notes pursuant to the exchange offer, then you must pay the amount of the transfer taxes. If you do not submit satisfactory evidence of payment of the taxes or exemption from payment with the letter of transmittal, we will bill the amount of the transfer taxes directly to you.

Consequence of Failure to Exchange

Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Original Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, those Original Notes may be resold only:

•	to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.

In each case, the Original Notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods shown:

	Year Ended December 31,										Three Months Ended March 31,
	2000		2001		2002		2003		2004		2004		2005
Ratio of earnings to fixed charges (1)	4.1	x	4.9	x	7.8	x	9.6	x	9.3	x	9.0	x	7.3	x

(1)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income before income taxes plus fixed charges less capitalized interest. “Fixed charges” consist of interest expense, one third of rent expense, which is deemed to be representative of an interest factor, and capitalized interest.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the Exchange Notes. The net proceeds from the offering of the Original Notes, after deducting the initial purchasers’ discount and the offering expenses payable by us, was $146.4 million, in the case of the issuance of $150.0 million aggregate principal amount of the Original Notes on March 24, 2005, and $48.6 million, in the case of the issuance of $50.0 million aggregate principal amount of the Original Notes on June 10, 2005. We used the net proceeds of each issuance to repay outstanding debt under our homebuilding revolving credit facility. We borrow funds under this credit facility from time to time for general corporate purposes, which includes funding the growth of our homebuilding activities.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2005. You should read this table in conjunction with “Selected Consolidated Financial Data” included elsewhere in this prospectus and our consolidated financial statements and the related notes incorporated by reference into this prospectus.

At March 31, 2005
(In thousands)
Debt (including current portion):
Homebuilding revolving credit facility (1)	$164,000
6 7/8% Senior Notes due 2012 (2)	148,971
Other (3)	8,320

Total homebuilding debt	321,291
M/I Financial credit facility (4)	9,000

Total debt	330,291

Common shares, $.01 par value (38,000,000 shares authorized and 17,626,123 shares issued)	176
Additional paid-in capital	71,774
Retained earnings	493,762
Treasury stock—at cost (3,318,738 common shares)	(56,920)

Total shareholders’ equity	508,792

Total capitalization	$839,083

(1)	As of June 20, 2005, there was $224.0 million outstanding under our homebuilding revolving credit facility.
(2)	Represents $150.0 million aggregate principal amount of Notes, net of a $1.0 million discount. An additional $50.0 million aggregate principal amount of Notes, net of a $0.8 million discount, was issued on June 10, 2005.
(3)	Includes (a) $1.0 million of purchase money mortgages and (b) $7.3 million on the mortgage for our principal executive offices.
(4)	As of June 20, 2005, there were no borrowings outstanding under our M/I Financial credit facility, which is used primarily to provide financing for the origination of mortgage loans.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial data for each of the fiscal years in the five year period ended December 31, 2004, which have been derived from our audited consolidated financial statements and for each of the three month periods ending March 31, 2004 and 2005, which have been derived from our unaudited condensed consolidated financial statements. The following other operating data have been derived from our accounting records for the respective periods. You should read the following information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, which are incorporated by reference into this prospectus. In management’s opinion, the selected consolidated financial data presented below provides all adjustments necessary for a fair presentation of the results of operations for the periods specified. The results for the three month period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the full fiscal year.

	Year Ended December 31,					Three Months Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
	(Dollars in thousands, except per share amounts)
Net Income Data:
Revenue:
Homebuilding	$920,059	$959,295	$1,015,162	$1,047,432	$1,166,610	$224,898	$225,205
Financial services	18,711	21,111	22,812	27,666	32,909	7,500	7,691
Intersegment	(4,676)	(4,770)	(5,949)	(6,605)	(24,884)	(3,734)	8,503

Total revenue	934,094	975,636	1,032,025	1,068,493	1,174,635	228,664	241,399
Land and housing costs	740,223	759,391	789,320	801,532	875,614	167,572	180,674

Gross margin	193,871	216,245	242,705	266,961	299,021	61,092	60,725
General and administrative expenses	50,789	56,343	60,484	58,552	64,954	11,310	14,475
Selling expenses	56,320	62,871	64,779	68,479	74,428	15,667	16,934
Interest expense	14,198	11,989	8,242	4,831	8,342	1,823	1,863

Income before income taxes	72,564	85,042	109,200	135,099	151,297	32,292	27,453
Income taxes	28,120	32,441	42,588	53,369	59,763	12,755	10,707

Income before cumulative effect of change in accounting principle	44,444	52,601	66,612	81,730	91,534	19,537	16,746
Cumulative effect of change in accounting principle—net of income taxes	—	2,681	—	—	—	—	—

Net income	$44,444	$55,282	$66,612	$81,730	$91,534	$19,537	$16,746

Diluted earnings per share	$2.76	$3.56	$4.30	$5.51	$6.35	$1.35	$1.16
Cash dividends declared per common share	$.10	$.10	$.10	$.10	$.10	$.025	$.025

Other Financial Data:
Gross margin	20.8%	22.2%	23.5%	25.0%	25.5%	26.7%	25.2%
EBITDA (1)	$91,211	$105,632	$122,886	$145,272	$165,682	$35,314	$31,421
Cash flows from (used in) operating activities	52,504	45,797	116,493	(38,740)	(77,919)	(16,747)	(3,808)
Cash flows used in investing activities	(23,181)	(19,311)	(13,235)	(25,725)	(20,604)	(2,965)	(8,656)
Cash flows from (used in) financing activities	(26,433)	(25,053)	(112,293)	66,721	98,100	22,280	12,387

	Year Ended December 31,					Three Months Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
	(Dollars in thousands)
Operating Data:
New contracts	4,027	4,447	4,130	4,485	4,333	1,312	1,078
Homes delivered	4,070	4,227	4,140	4,148	4,303	871	775
Backlog at end of period	2,111	2,331	2,321	2,658	2,688	3,099	2,991
Aggregate sales value of homes in backlog	$492,000	$559,000	$567,000	$704,000	$800,000	$840,000	$913,000
Average sales price of homes in backlog	$233	$240	$244	$265	$298	$271	$305

	At December 31,					At March 31,
	2000	2001	2002	2003	2004	2004	2005
	(In thousands)
Balance Sheet Data:
Homebuilding inventory	$449,434	$479,236	$451,217	$591,626	$798,486	$682,117	$864,624
Total assets	567,642	612,110	578,458	746,872	978,526	816,805	1,007,581
Homebuilding debt (2)	182,519	164,227	62,658	155,614	287,370	220,268	321,291
Total debt (2)	209,219	194,227	91,458	179,614	317,370	238,568	330,291
Total shareholders’ equity	228,889	279,891	339,729	402,409	487,611	415,450	508,792

(1)	EBITDA is defined as net income, plus interest expense (including interest amortized to land and housing costs), income taxes and depreciation and amortization, minus interest income. EBITDA is not defined by generally accepted accounting principles, and our definition of EBITDA may not be comparable to similar companies. Management believes that in order to fully assess our financial operating results, EBITDA is an important measure of evaluating our operating performance. However, this measure should be considered in addition to, and not as a substitute for, or superior to, net income or other measures of financial performance prepared in accordance with GAAP. The following table sets forth a reconciliation of net income, which we believe is the most directly comparable GAAP financial measure.

	At December 31,					At March 31,
	2000	2001	2002	2003	2004	2004	2005
	(In thousands)
Net income	$44,444	$55,282	$66,612	$81,730	$91,534	$19,537	$16,746
Interest expense (including interest amortized to land and housing costs)	18,354	16,168	13,810	9,637	13,564	2,789	3,695
Income taxes	28,120	34,084	42,588	53,369	59,763	12,755	10,707
Depreciation and amortization	2,123	2,009	2,239	2,382	2,448	598	623
Interest income	(1,830)	(1,911)	(2,363)	(1,846)	(1,627)	(365)	(350)

EBITDA	$91,211	$105,632	$122,886	$145,272	$165,682	$35,314	$31,421

(2)	Includes $150.0 aggregate principal amount of outstanding Notes, net of a $1.0 million discount as of March 31, 2005.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of our and our subsidiaries’ indebtedness.

Homebuilding Revolving Credit Facility

The following description is a summary of the material provisions of our homebuilding revolving credit facility as currently in effect. It does not restate the senior credit facility agreement in its entirety. We urge you to read the credit facility agreement because it, and not this description, defines the terms of our senior outstanding indebtedness. We have not included the definitions of many of the defined terms contained in the credit facility agreement, and we urge you to refer to such document for the definitions of capitalized terms in the following summary. Copies of the credit facility agreement are available as set forth under the caption “Available Information.”

On September 27, 2004, M/I entered into the senior unsecured credit facility, which was amended and restated on April 22, 2005. The credit financing is provided by a lending syndicate group consisting of 18 banks throughout the United States, with Bank One, now known as JPMorgan Chase Bank, N.A., serving as agent. There have been no amendments to this facility since April 22, 2005.

Revolving Loan Facility

The credit facility consists of a revolving credit facility, a swingline facility and a letter of credit facility, all of which are unsecured. The credit facility establishes financing for M/I in the aggregate principal amount of up to $600 million on a revolving basis, subject to Borrowing Base limitations and provided that no more than $100 million of this amount may be letters of credit. The revolving loan commitment includes up to $20 million for swingline loans to be issued by JPMorgan Chase Bank, N.A. in its individual capacity on same-day notice. The loans may be repaid and reborrowed, subject to applicable Eurodollar breakage fees if paid before the end of an Interest Period, until the maturity date of the credit facility, September 26, 2008. Not more than once each fiscal year, M/I may request a one-year extension of the credit facility by submitting a request to agent at least 180 days prior to the then scheduled maturity date. Any such request for extension must be approved by each of the Banks.

Termination or Reduction of Commitment; Prepayments

M/I has the right, upon prior written notice to each Bank, to terminate or reduce the aggregate amount of the commitment. Such termination or reduction requires prepayment of the appropriate amount to accomplish the termination or reduction. Otherwise, there is no prepayment requirement except after an Event of Default.

Interest

A pricing grid establishes various interest rate options and margins on the credit facility and is based on M/I’s Senior Debt Rating. The interest rate options include a Eurodollar option and an Alternate Base Rate, which takes into account the applicable prime rate and the applicable Federal Funds Rate.

Guarantees

Each of M/I’s wholly-owned subsidiaries is a guarantor of the credit facility. Any wholly-owned subsidiary acquired or created after the effective date of the credit agreement must enter into a joinder agreement which makes it a guarantor of the obligations.

Collateral

The credit facility is unsecured, but contains a negative pledge provision which prohibits M/I from entering into any other agreement that limits the ability of M/I or any of its subsidiaries to incur a lien on any of its assets without the consent of the Required Banks, provided that M/I may enter into such an agreement in any indenture or other agreement governing Notes or bonds issued by M/I that is not subordinated indebtedness and that prohibits liens unless such liens also secure such indebtedness on an equal basis.

Covenants

In addition to the negative pledge, the homebuilding revolving credit facility contains other negative covenants, including covenants which impose limitations on M/I’s and its subsidiaries’ ability to, among other things:

•	incur Secured Indebtedness;

•	place Liens on our property or incur Contingent Obligations;

•	sell all or substantially all of our assets;

•	make any fundamental changes, acquisitions, investments, loans or advances;

•	incur and pay Subordinated Indebtedness and modify subordination agreements;

•	sell any equity of our subsidiaries; and

•	acquire commercial real estate and hold Speculative Housing Units.

The homebuilding revolving credit facility also contains financial covenants and other affirmative covenants. The financial covenants include compliance with Borrowing Base requirements, maintenance of Consolidated Tangible Net Worth, maintenance of a specified debt to worth ratio, maintenance of an interest coverage ratio and maintenance of a Land to Consolidated Tangible Net Worth ratio, over the life of the credit facility. These financial covenants are based upon operating performance levels in effect throughout the term of the senior unsecured credit facility.

Restrictions on Additional Indebtedness

In addition to the indirect restrictions on additional Indebtedness imposed by the financial covenants, the homebuilding revolving credit facility imposes an indirect restriction on additional unsecured Indebtedness outside of the credit facility and Subordinated Indebtedness through the definition of “Borrowing Base Indebtedness” and the provision that Borrowing Base Indebtedness cannot exceed the Borrowing Base. If at any time the Borrowing Base Indebtedness (which would include additional unsecured borrowing, including the Notes) exceeds the Borrowing Base, the senior unsecured credit facility requires that the indebtedness owing under the senior unsecured credit facility be repaid immediately so that Borrowing Base Indebtedness does not exceed the Borrowing Base.

M/I Financial Credit Facility

The following description is a summary of the material provisions of M/I Financial’s unsecured revolving credit facility. It does not restate the M/I Financial credit agreement in its entirety. We urge you to read the M/I Financial credit facility agreement because it, and not this description, defines the terms of this revolving credit facility. We have not included the definitions of many of the defined terms contained in the M/I Financial credit facility agreement, and we urge you to refer to such document for the definitions of capitalized terms in the following summary. Copies of the M/I Financial credit facility agreement are available as set forth under the caption “Available Information.”

On May 3, 2001, M/I Financial, M/I and Guaranty Bank entered into a $30 million revolving credit agreement, which was amended on April 28, 2005 to increase the maximum borrowing amount to $40 million. It is a 364-day facility, and at the end of each 364-day period, the parties have entered into an amendment to extend the maturity by another 364 days. Following the April 28, 2005 amendment, the maturity date is April 27, 2006. The purpose of the revolving credit facility is to finance the making of mortgage loans.

Interest

At M/I Financial’s option, its borrowings may be Prime Rate Loans or Eurodollar Rate Loans. Currently, the interest rate per annum on Prime Rate Loans is the Prime Rate and the interest rate per annum on Eurodollar Loans is the Eurodollar Rate plus 1.50%.

Guarantees

M/I is a co-borrower with M/I Financial. There are no guarantors.

Collateral

The M/I Financial revolving credit facility is currently unsecured, but provides that, upon Guaranty Bank’s request, M/I Financial will provide as security for the revolving credit loans a first priority security interest in all of M/I Financial’s then existing or thereafter acquired Mortgage Loans, all rights to receive payments with respect to such Mortgage Loans, all mortgage Notes evidencing such Mortgage Loans, all Mortgages securing such mortgage Notes, all Purchase Commitments relating thereto, and all proceeds of the foregoing.

Covenants

The M/I Financial revolving credit facility imposes customary financial covenants on M/I Financial, including covenants which impose limitations on M/I Financial’s ability to, among other things:

•	incur Indebtedness;

•	place Liens on property and incur Contingent Obligations;

•	make investments; and

•	make any fundamental changes.

In addition, the revolving credit agreement imposes certain financial and other affirmative covenants on M/I Financial. The financial covenants include maintenance of a specified (i) Tangible Net Worth, (ii) ratio of Liabilities to Tangible Net Worth and (iii) ratio of EBIT to Interest Expense.

The M/I Financial revolving credit agreement incorporates four financial covenants of M/I from the homebuilding revolving credit facility, specifically, maintenance of a specified (i) Consolidated Tangible Net Worth, (ii) ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth, (iii) Interest Coverage Ratio and (iv) ratio of Land to Consolidated Tangible Net Worth ratio, as well as the covenant regarding the limitation on Speculative Housing Units.

DESCRIPTION OF THE NOTES

As used below in this “Description of the Notes” section, the “Issuer,” “we,” “us” and “our” means M/I Homes, Inc., an Ohio corporation, and its successors, but not any of its subsidiaries.

The Issuer issued the Original Notes and will issue the Exchange Notes under an indenture, dated as of March 24, 2005, among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Indenture”). The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. You may obtain a copy of the Indenture from the Issuer at its address set forth elsewhere in this prospectus.

The following is a summary of the material terms and provisions of the Notes. As used in this “Description of the Notes,” the term “Notes” mean the series of the Issuer’s senior debt securities issued under the Indenture designated as its 6 7/8% Senior Notes due 2012, including both the Original Notes and the Exchange Notes, in each case except as otherwise expressly provided or as the context otherwise requires. The following summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of the Indenture. You can find definitions of certain terms used in this description under the heading “—Certain Definitions.”

Principal, Maturity and Interest

The Notes will mature on April 1, 2012. The Notes bear interest at the rate of 6.875% per annum, payable on April 1 and October 1 of each year, commencing on October 1, 2005, to Holders of record at the close of business on March 15 and September 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

The $200.0 million aggregate principal amount of the Notes constitutes senior debt of the Issuer. The Issuer may issue an unlimited amount of Notes having identical terms and conditions to the Notes being issued in this offering (“Additional Notes”), subject to compliance with the “Limitations on Additional Indebtedness” covenant described below. Any Additional Notes will be part of the same issue as the Notes being issued in this offering and will vote on all matters as one class with the Notes being issued in this offering, including, without limitation, waivers, amendments, redemptions and offers to purchase. For purposes of this “Description of the Notes,” except for the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness,” references to the Notes include Additional Notes, if any.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Issuer at least ten business days prior to the applicable payment date, the Issuer will make all payments on such holder’s Notes in accordance with those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent and registrar for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Ranking

The Notes are general unsecured obligations of the Issuer. The Notes rank senior in right of payment to all future obligations of the Issuer that are, by their terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured obligations of the Issuer that are not so subordinated. Each Guarantee is a general unsecured obligation of the Guarantor thereof and ranks senior in right of payment to all future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Guarantee and pari passu in right of payment with all existing and future unsecured obligations of such Guarantor that are not so subordinated.

The Notes and each Guarantee are effectively subordinated to secured Indebtedness of the Issuer and the applicable Guarantor to the extent of the value of the assets securing such Indebtedness. Although the Indenture contains limitations on the amount of additional secured Indebtedness that the Issuer and the Restricted Subsidiaries may incur, under certain circumstances, the amount of this Indebtedness could be substantial. See “—Certain Covenants—Limitations on Additional Indebtedness” and “—Certain Covenants—Limitations on Liens.”

The Notes are also effectively subordinated to all existing and future obligations, including Indebtedness, of any Unrestricted Subsidiaries. Claims of creditors of Unrestricted Subsidiaries, including trade creditors, will generally have priority as to the assets of these Subsidiaries over the claims of the Issuer and the holders of the Issuer’s Indebtedness, including the Notes. At March 31, 2005, the Issuer and the Guarantors had approximately $8.3 million of secured Indebtedness outstanding.

Substantially all the operations of the Issuer are conducted through its Subsidiaries. Therefore, the Issuer’s ability to service its debt, including the Notes, is dependent upon the cash flow of its Subsidiaries and, to the extent they are not Guarantors, their ability to distribute those earnings as dividends, loans or other payments to the Issuer. If their ability to make these distributions were restricted, by law or otherwise, then the Issuer would not be able to use the cash flow of the non-guarantor Subsidiaries to make payments on the Notes.

Guarantees

The Issuer’s obligations under the Notes and the Indenture are jointly and severally guaranteed by each of our Wholly-Owned Restricted Subsidiaries.

Not all of our Subsidiaries guarantee the Notes. Unrestricted Subsidiaries and non-Wholly-Owned Restricted Subsidiaries are not Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

As of the date of hereof, all of our Subsidiaries, other than M/I Title Agency Ltd.; Washington/Metro Residential Title Agency LLC; Transohio Residential Title Agency Ltd., Woods at Reynoldsburg, LLC and K-Tampa, LLC, are “Guarantors,” and all of our Subsidiaries, including those that are not Guarantors, are Restricted Subsidiaries. As of March 31, 2005, the Guarantors represented 99.9% of our total revenue and 97.4% of our total assets. In addition, under the circumstances described below under the subheading “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries,” the Issuer will be permitted to designate some of our other Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be:

•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•	a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Guarantee; and

•	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

The obligations of each Guarantor under its Guarantee is limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Credit Facilities permitted under clause (1) of “—Certain Covenants—Limitations on

Additional Indebtedness”) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment for distribution under its Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of any Guarantor then held by the Issuer and the Restricted Subsidiaries, that Guarantor will be released and relieved of any obligations under its Guarantee; provided that the Net Available Proceeds of such sale or other disposition shall be applied in accordance with the applicable provisions of the Indenture, to the extent required thereby. See “—Certain Covenants—Limitations on Asset Sales.” In addition, the Indenture provides that any Guarantor that is designated as an Unrestricted Subsidiary or that otherwise ceases to be a Guarantor, in each case in accordance with the provisions of the Indenture, will be released from its Guarantee upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, as the case may be.

Optional Redemption

The Issuer may redeem the Notes at any time, in whole or in part, at a redemption price equal to the greater of:

(a) 100% of the principal amount of the Notes to be redeemed; and

(b) the sum of the present values of (1) the scheduled principal payment on the Notes at April 1, 2012 and (2) the remaining scheduled payments of interest from the redemption date to April 1, 2012, but excluding accrued and unpaid interest to the redemption date, discounted to the redemption date at the Treasury Rate plus 50 basis points, plus accrued and unpaid interest thereon, if any, to the redemption date.

At any time prior to April 1, 2008, the Issuer may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 106.875% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

The Issuer may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice of Redemption

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. In addition, if a partial redemption is made pursuant to the provisions described in the third paragraph under “—Optional Redemption,” selection of the Notes or portions thereof for redemption shall be made by the trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

Change of Control

Upon the occurrence of any Change of Control, each holder will have the right to require that the Issuer purchase that holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

Within 30 days following any Change of Control, the Issuer will mail, or caused to be mailed, to the holders a notice (a “Change of Control Offer”):

(1) describing the transaction or transactions that constitute the Change of Control;

(2) offering to purchase, pursuant to the procedures required by the Indenture and described in the notice, on a date specified in the notice (which shall be a business day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such holder pursuant to such Change of Control Offer; and

(3) describing the procedures that holders must follow to accept the Change of Control Offer. The Change of Control Offer is required to remain open for at least 20 business days or for such longer period as is required by law.

The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the Notes that might be delivered by holders seeking to accept the Change of Control Offer. In addition, we cannot assure you that in the event of a Change of Control the Issuer will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer.

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

A “Change of Control” includes certain sales of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries. The phrase “all or substantially all” as used in the Indenture (including as set forth under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders have the right to require the Issuer to purchase Notes.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of this compliance.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitations on Additional Indebtedness

The Indenture provides that, until the Notes receive an Investment Grade rating from both Rating Agencies (after which time the following covenant will no longer be in effect), the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Restricted Subsidiary may incur additional Indebtedness (including Acquired Indebtedness) if no Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of the Indebtedness and if, after giving effect thereto, either (a) the Consolidated Fixed Charge Coverage Ratio would be at least 2.00 to 1.00 or (b) the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth would be less than 3.00 to 1.00 (either (a) or (b), the “Ratio Exception”).

Notwithstanding the above, so long as no Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of the following Indebtedness, each of the following shall be permitted (the “Permitted Indebtedness”):

(1) Indebtedness of the Issuer and any Restricted Subsidiary under the Credit Facilities in an aggregate amount at any time outstanding not to exceed the greater of (x) $750.0 million, less the aggregate amount of Net Available Proceeds applied by the Issuer or any of its Restricted Subsidiaries since the Issue Date to repay permanently any Indebtedness under a Credit Facility pursuant to “—Certain Covenants—Limitations on Assets Sales,” and (y) the amount of the Borrowing Base as of the date of such incurrence;

(2) the Notes and the Guarantees issued on the Issue Date;

(3) Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above, and after giving effect to the intended use of proceeds of the Notes);

(4) Indebtedness incurred under a Warehouse Facility, provided that the amount of such Indebtedness (including funding drafts issued thereunder) outstanding at any time pursuant to this clause (4) does not exceed the value of the Mortgages to be financed with the proceeds thereof;

(5) Indebtedness of the Issuer and the Restricted Subsidiaries under Hedging Obligations; provided that (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(6) Indebtedness of the Issuer owed to a Wholly-Owned Restricted Subsidiary and Indebtedness of any Wholly-Owned Restricted Subsidiary owed to the Issuer or any other Wholly-Owned Restricted Subsidiary; provided, however, that (a) any Indebtedness of the Issuer owed to a Restricted Subsidiary is unsecured and (b) upon any such Wholly-Owned Restricted Subsidiary ceasing to be a Wholly-Owned Restricted

Subsidiary or such Indebtedness being owed to any person other than the Issuer or a Wholly-Owned Restricted Subsidiary, the Issuer or such Wholly-Owned Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (6);

(7) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(8) Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary;

(9) Non-Recourse Indebtedness of the Issuer or any Restricted Subsidiary incurred for the acquisition, development and/or improvement of real property and secured by Liens only on such real property;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(11) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(12) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Ratio Exception or clause (2) or (3) above; and

(13) Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $25.0 million at any time outstanding.

Notwithstanding anything to the contrary contained in this covenant, the Issuer will not permit any Restricted Subsidiary that is not a Guarantor to incur any Indebtedness or guarantee or otherwise provide credit support for any Indebtedness of the Issuer or any Guarantor.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (13) above or is entitled to be incurred pursuant to the Ratio Exception, the Issuer will, in its sole discretion, classify such item of Indebtedness and may divide and reclassify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness outstanding under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (1) above.

Limitations on Layering Indebtedness

The Indenture provides that, until the Notes receive an Investment Grade rating from both Rating Agencies (after which time the following covenant will no longer be in effect), the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated to any other Indebtedness of the Issuer or of such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) contractually made expressly subordinate to the Notes or the Guarantee of such Restricted Subsidiary, to the same extent and in the same manner as such Indebtedness is contractually subordinated to such other Indebtedness of the Issuer or such Restricted Subsidiary, as the case may be.

Limitations on Restricted Payments

The Indenture provides that, until the Notes receive an Investment Grade rating from both Rating Agencies (after which time the following covenant will no longer be in effect), the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Ratio Exception; or

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3) or (5) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter in which the Issue Date occurs to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b) 100% of the aggregate net cash proceeds or the fair market value of any assets to be used in a Permitted Business (other than securities) received by the Issuer either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, other than to the extent any such proceeds are used to redeem Notes in accordance with the second paragraph under “—Optional Redemption,” plus

(c) the aggregate amount by which Indebtedness of the Issuer or any Restricted Subsidiary is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the Issue Date into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

(d) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(e) upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the fair market value of the Issuer’s proportionate interest in such Subsidiary immediately following such redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the amount available for subsequent Restricted Payments under this clause (3) and were not previously repaid or otherwise reduced, plus

(f) $25.0 million.

The foregoing provisions will not prohibit:

(1) the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof (including those declared prior to the Issue Date), if on the date of declaration the payment would have complied with the provisions of the Indenture;

(2) so long as no Default shall have occurred and be continuing at the time of or as a consequence of such redemption, the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(3) so long as no Default shall have occurred and be continuing at the time of or as a consequence of such redemption, the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “Limitations on Additional Indebtedness” covenant and the other terms of the Indenture;

(4) so long as no Default shall have occurred and be continuing at the time of or as a consequence of such redemption, the redemption of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $3.0 million during any calendar year; or

(5) repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof;

provided that no issuance and sale of Qualified Equity Interests pursuant to clause (2) or (3) above shall increase the Restricted Payments Basket, except to the extent the proceeds thereof exceed the amounts used to effect the transactions described in such clause.

Limitations on Dividends and Other Restrictions Affecting Restricted Subsidiaries

The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests;

(b) make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(c) transfer any of its assets to the Issuer or any other Restricted Subsidiary.

The preceding limitation will not apply to:

(1) encumbrances or restrictions existing under or by reason of applicable law;

(2) encumbrances or restrictions existing under the Indenture, the Notes and the Guarantees;

(3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(4) encumbrances or restrictions existing under agreements existing on the date of the Indenture (including, without limitation, the Credit Facilities and the Warehouse Facility) as in effect on that date;

(5) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(6) restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under the Indenture to any person pending the closing of such sale;

(7) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any person, or the assets of any person, other than the person or the assets so acquired and which encumbrance or restriction was not incurred in connection with, or in contemplation of the incurrence of such Acquired Indebtedness;

(8) encumbrances or restrictions arising in connection with Refinancing Indebtedness; provided, however, that any such encumbrances and restrictions are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to the agreements creating or evidencing the Indebtedness being refinanced;

(9) customary provisions in leases, partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of leasehold interests or ownership interests in such partnership, limited liability company, joint venture or similar person;

(10) Purchase Money Indebtedness incurred in compliance with the covenant described under “—Limitations on Additional Indebtedness” that impose restrictions of the nature described in clause (c) above on the assets acquired; and

(11) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) above; provided that such amendments or refinancings are, in the good faith judgment of the Issuer’s board of directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitations on Transactions with Affiliates

The Indenture provides that, until the Notes receive an Investment Grade rating from both Rating Agencies (after which time the following covenant will no longer be in effect), the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that may have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(2) the Issuer delivers to the trustee:

(a) with respect to any Affiliate Transaction involving aggregate value in excess of $10.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) above and a secretary’s certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction; and

(b) with respect to any Affiliate Transaction involving aggregate value of $25.0 million or more, the certificates described in the preceding clause (a) and (x) a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view or (y) a written appraisal supporting the value of such Affiliate Transaction, in either case, issued by an Independent Financial Advisor.

The foregoing restrictions shall not apply to:

(1) transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

(2) reasonable director, officer, employee and consultant compensation (including bonuses) and other benefits (including retirement, health, stock and other benefit plans) and indemnification arrangements, in each case consistent with past practices;

(3) loans and advances permitted by clause (3) of the definition of “Permitted Investments”;

(4) any agreement as in effect as of the Issue Date and described in this prospectus or any extension, amendment or modification thereto (so long as any such extension, amendment or modification satisfies the requirements set forth in clause (1) of the first paragraph of this covenant) or any transaction contemplated thereby; or

(5) Restricted Payments of the type described in clause (1), (2) or (4) of the definition of “Restricted Payment” and which are made in accordance with the covenant described under “—Limitations on Restricted Payments.”

Limitations on Liens

The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against (other than

Permitted Liens) any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, which Lien secures Indebtedness or trade payables, unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitations on Asset Sales

The Indenture provides that, until the Notes receive an Investment Grade rating from both Rating Agencies (after which time the following covenant will no longer be in effect), the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets included in such Asset Sale; and

(2) at least 75% of the total consideration received in such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents.

For purposes of clause (2), the following shall be deemed to be cash:

(a) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness;

(b) the amount of any obligations received from such transferee that are within 30 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received); and

(c) the fair market value of any assets (including, but not limited to, Equity Interests in an entity engaged in a Permitted Business) received by the Issuer or any Restricted Subsidiary to be used by it in a Permitted Business.

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 360 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

(1) repay any Indebtedness under the Credit Facilities (which will be a permanent reduction of such Indebtedness);

(2) repay any Indebtedness which was secured by the assets sold in such Asset Sale; and/or

(3) invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities, unless such securities represent Equity Interests in an entity engaged solely in a Permitted

Business, such entity becomes a Restricted Subsidiary and the Issuer or a Restricted Subsidiary acquires voting and management control of such entity) to be used by or are useful to the Issuer or any Restricted Subsidiary in the Permitted Business.

The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $25.0 million, the Issuer will be required to make an offer to purchase from all holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1) the Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2) the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3) if the aggregate Offered Price of Notes validly tendered and not withdrawn by holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(4) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto, the Issuer may use such shortfall or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this “Limitations on Asset Sales” covenant, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this “Limitations on Asset Sales” covenant by virtue of this compliance.

Limitations on Designation of Unrestricted Subsidiaries

The Issuer may designate any Subsidiary of the Issuer as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(2) the Issuer would be permitted to make, at the time of such designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of “—Limitations on Restricted Payments” covenant above, in either case, in an amount (the “Designation Amount”) equal to the fair market value of the Issuer’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(1) has no Indebtedness other than Permitted Unrestricted Subsidiary Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Issuer or the Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of the Issuer or such Restricted Subsidiary;

(3) is a person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the person’s financial condition or to cause the person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary, and except to the extent the amount thereof constitutes a Restricted Payment permitted pursuant to the covenant described under “—Limitations on Restricted Payments.”

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under the covenant described under “—Limitations on Additional Indebtedness” or the Lien is not permitted under the covenant described under “—Limitations on Liens,” the Issuer shall be in default of the applicable covenant.

As of the date of this prospectus, the Issuer has no Subsidiaries designated as Unrestricted Subsidiaries.

The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary only if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All designations and redesignations must be evidenced by resolutions of the board of directors of the Issuer, delivered to the Trustee certifying compliance with the foregoing provisions.

Limitations on Mergers, Consolidations, Etc.

The Indenture provides that the Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into (other than a merger that satisfies the requirements of clause (1) below with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Issuer’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a plan of liquidation unless, in either case:

(1) either:

(a) the Issuer will be the surviving or continuing person; or

(b) the person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a plan of liquidation, any person to which assets are transferred) (collectively, the “Successor”) is a corporation or limited liability company organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the trustee, all of the obligations of the Issuer under the Notes, the Indenture and the Registration Rights Agreement; provided that at any time the Successor is a limited liability company, there shall be a co-issuer of the Notes that is a corporation;

(2) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1) (b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and

(3) immediately after giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (a) the Consolidated Net Worth of the Issuer or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Issuer immediately prior to such transaction and (b) the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Ratio Exception.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Except as provided under the caption “—Guarantees,” no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving person) another person, whether or not affiliated with such Guarantor, unless:

(1) either:

(a) such Guarantor will be the surviving or continuing person; or

(b) the person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance satisfactory to the trustee, all of the obligations of such Guarantor under the Guarantee of such Guarantor, the Indenture and the Registration Rights Agreement; and

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of the Issuer, will be deemed to be the transfer of all or substantially all of the assets of the Issuer.

Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the Notes and the Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a conveyance, transfer or lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, the Indenture and its Guarantee, if applicable.

Notwithstanding the foregoing, any Restricted Subsidiary may merge into the Issuer or another Restricted Subsidiary.

Additional Guarantees

If, after the Issue Date, (a) the Issuer or any Restricted Subsidiary shall acquire or create another Subsidiary (other than a Subsidiary that has been designated an Unrestricted Subsidiary) or (b) any Unrestricted Subsidiary is redesignated a Restricted Subsidiary, then, in each such case, the Issuer will cause such Restricted Subsidiary to:

(1) execute and deliver to the trustee (a) a supplemental indenture in form and substance satisfactory to the trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture and (b) a notation of guarantee in respect of its Guarantee; and

(2) deliver to the trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Reports

The Indenture provides that, whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the holders of Notes, within the time periods specified in the SEC’s rules and regulations (including any grace periods or extensions permitted by the SEC):

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s independent registered public accounting firm; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Issuer will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

Each of the following is an “Event of Default”:

(1) failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2) failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3) failure by the Issuer to comply with any of its agreements or covenants described above under “—Certain Covenants—Limitations on Additional Indebtedness”; “—Certain Covenants—Limitations on Restricted Payments”; “—Certain Covenants—Limitations on Asset Sales” and “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” or in respect of its obligations to make a Change of Control Offer as described above under “—Change of Control” and continuance of such a failure for 30 days;

(4) failure by the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the trustee or by the holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a) is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period,

(b) results in the acceleration of such Indebtedness prior to its express final maturity or

(c) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $20.0 million or more;

(6) one or more judgments or orders that exceed $20.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(7) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any bankruptcy law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a custodian of it or for all or substantially all of its assets, or

(d) makes a general assignment for the benefit of its creditors;

(8) a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(a) is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(b) appoints a custodian of the Issuer or any Significant Subsidiary or a custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

(c) orders the liquidation of the Issuer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or

(9) any Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee).

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Issuer), shall have occurred and be continuing under the Indenture, the trustee, by written notice to the Issuer, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the trustee, may declare all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (7) or (8) with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.

The trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” the trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the holders.

No holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the trustee:

(1) has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such holder and a request to act by holders of at least 25% in aggregate principal amount of Notes outstanding;

(2) has been offered indemnity satisfactory to it in its reasonable judgment; and

(3) has not received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “—Events of Default” section).

The Issuer is required to deliver to the trustee annually a statement regarding compliance with the Indenture and, upon any officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

The Indenture provides that the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes. Legal defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Guarantees, except as to

(1) rights of holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trust, duties, and immunities of the trustee, and the Issuer’s obligation in connection therewith, and

(4) the legal defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture, and thereafter any omission to comply with such obligations shall not constitute a Default. In the event covenant defeasance occurs, certain Events of Default (not including non-payment and, solely for a period of 91 days following the deposit referred to in clause (1) of the next paragraph, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Covenant defeasance will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer apply. The Issuer may exercise its legal defeasance option regardless of whether it previously exercised covenant defeasance.

In order to exercise either legal defeasance or covenant defeasance:

(1) the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders, U.S. legal tender, U.S. Government obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes, and the trustee must have a valid, perfected, exclusive security interest in such trust,

(2) in the case of legal defeasance, the Issuer shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

(a) the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred,

(3) in the case of covenant defeasance, the Issuer shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing),

(5) the legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound,

(6) the Issuer shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by it with the intent of preferring the holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7) the Issuer shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the conditions provided for, in the case of the officers’ certificate, in clauses (1) through (6) and, in the case of the opinion of counsel, clauses (1) (with respect to the validity and perfection of the security interest), (2) and/or (3) and (5) of this paragraph have been complied with.

If the funds deposited with the trustee to effect covenant defeasance are insufficient to pay the principal of and interest on the Notes when due, then our obligations and the obligations of Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the trustee for cancellation, or

(2) (a) all Notes not delivered to the trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under “—Optional Redemption,” and the Issuer has irrevocably deposited or caused to be deposited with the trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the trustee for cancellation,

(b) the Issuer has paid all sums payable by it under the Indenture,

(c) the Issuer has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be, and

(d) the trustee, for the benefit of the holders, has a valid, perfected, exclusive security interest in this trust.

In addition, the Issuer must deliver an officers’ certificate and an opinion of counsel (as to legal matters) stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

A holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

The Notes will be issued in registered form and the registered holder will be treated as the owner of such Note for all purposes.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture or the Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the holders of a majority in principal amount of the Notes then outstanding; provided that:

(a) no such amendment may, without the consent of the holders of two-thirds in aggregate principal amount of Notes then outstanding, amend the obligation of the Issuer under the heading “—Change of Control” or the related definitions that could adversely affect the rights of any holder; and

(b) without the consent of each holder affected, the Issuer and the trustee may not:

(1) change the maturity of any Note;

(2) reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the Notes;

(3) reduce any premium payable upon optional redemption of the Notes, change the date on which any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes;

(4) make any Note payable in money or currency other than that stated in the Notes;

(5) modify or change any provision of the Indenture or the related definitions to affect the ranking of the Notes or any Guarantee in a manner that adversely affects the holders;

(6) reduce the percentage of holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

(7) impair the rights of holders to receive payments of principal of or interest on the Notes;

(8) release any Guarantor from any of its obligations under its Guarantee or the Indenture, except as permitted by the Indenture;

(9) make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, the Issuer and the trustee may amend the Indenture, the Guarantees or the Notes without the consent of any holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer’s obligations to the holders in the case of a merger or acquisition, to release any Guarantor from any of its obligations under its Guarantee or the Indenture (to the extent permitted by the Indenture), to make any change that does not materially adversely affect the rights of any holder or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer will have any liability for any obligations of the Issuer under the Notes or the Indenture or of any Guarantor under its Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

Concerning the Trustee

U.S. Bank National Association is the trustee under the Indenture and has been appointed by the Issuer as registrar and paying agent with regard to the Notes. The Indenture contains certain limitations on the rights of the trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder, unless such holder shall have offered to the trustee security and indemnity satisfactory to the trustee.

Governing Law

The Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“Acquired Indebtedness” means (1) with respect to any person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such person and its Subsidiaries existing at the time such person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a person (other than the Issuer or a Restricted Subsidiary) existing at the time such person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another person, which Indebtedness was not, in any case, incurred by such other person in connection with, or in contemplation of, such merger or acquisition.

“Affiliate” of any person means any other person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent person. For purposes of the covenant described under “—Certain Covenants—Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any person, any other person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the voting stock of the referent person, (2) of which 10% or more of the voting stock is beneficially owned or held, directly or indirectly, by the referenced person or (3) with respect to an individual, any immediate family member of such person. For purposes of this definition, “control” of a person shall mean the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Asset Acquisition” means

(1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other person if, as a result of such Investment, such person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or

(2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other person or any division or line of business of any other person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation), in one transaction or a series of related transactions, of any assets (including Equity Interests) of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the provisions described under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.”;

(3) Permitted Investments and Restricted Payments permitted under the covenant described under “—Certain Covenants—Limitations on Restricted Payments”;

(4) the creation or realization of any Permitted Lien;

(5) transactions in the ordinary course of business, including, without limitation, sales (directly or indirectly), dedications and other donations to governmental authorities, leases and sales and leasebacks of (A) homes, improved land and unimproved land and (B) real estate (including related amenities and improvements);

(6) dispositions of Mortgage loans and related assets and mortgage-backed securities in the ordinary course of a Mortgage lending business; and

(7) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate fair market value of the assets transferred in such transaction or any such series of related transactions does not exceed $3.0 million.

“Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Issuer’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of any Capitalized Lease included in any such Sale and Leaseback Transaction.

“Borrowing Base” means, at any time of determination, the sum of the following unencumbered assets (other than Liens permitted by clauses (1) and (12) of the definition of Permitted Liens) of the Issuer and its Restricted Subsidiaries, without duplication:

(1) 100% of the Receivables, plus

(2) ninety percent (90%) of the book value of Housing Units Under Contract and Lots Under Contract, plus

(3) seventy-five percent (75%) of the book value of Speculative Housing Units, plus

(4) seventy percent (70%) of the book value of Finished Lots (subject to the limitation set forth below), plus

(5) fifty percent (50%) of the book value of Lots Under Development (subject to the limitation set forth below), plus

(6) thirty percent (30%) of the book value of Unimproved Entitled Land (subject to the limitation set forth below).

Notwithstanding the foregoing, the Borrowing Base shall not include any amounts under clauses (4), (5) and (6) above to the extent that the sum of such amounts exceeds forty-five percent (45%) of the total Borrowing Base.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable obligations with a maturity of 360 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof;

(2) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch;

(3) commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

(5) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing more than 50% of the voting power of the total outstanding voting stock of the Issuer;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election to such board of directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Issuer;

(3) (a) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries are sold or otherwise transferred to any person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Issuer consolidates or merges with or into another person other than a Permitted Holder or any person other than a Permitted Holder consolidates or merges with or into the Issuer, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof persons owning voting stock representing in the aggregate 100% of the total voting power of the voting stock of the Issuer immediately prior to such consummation do not own voting stock representing a majority of the total voting power of the voting stock of the Issuer or the surviving or transferee person; or

(4) the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes being redeemed.

“Comparable Treasury Price” means, with respect to any redemption date:

(a) the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”; or

(b) if such release (or any successor release) is not published or does not contain such prices on such business day, the Reference Treasury Dealer Quotation for such redemption date.

“Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow Available for Fixed Charges” for any period means, without duplication, the sum of the amounts for such period of

(1) Consolidated Net Income, plus

(2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(a) Consolidated Income Tax Expense,

(b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c) Consolidated Depreciation Expense,

(d) Consolidated Interest Expense, and

(e) all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

in each case determined on a consolidated basis in accordance with GAAP, minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated Cash Flow Available for Fixed Charges during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Interest Incurred for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Incurred shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any preferred stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other preferred stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow Available for Fixed Charges (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period;

provided, that Indebtedness incurred under revolving credit facilities shall be deemed to be the average daily balance of Indebtedness during such Four-Quarter Period (or any shorter period in which such facilities are in effect).

If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

In calculating Consolidated Interest Incurred for purposes of determining the denominator (but not the numerator) of the Consolidated Fixed Charge Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements with a term of at least one year after the Transaction Date relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date, the total Indebtedness of the Issuer and the Restricted Subsidiaries as of such date, determined on a consolidated basis.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

(1) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness,

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3) the net costs associated with Hedging Obligations,

(4) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses,

(5) the interest portion of any deferred payment obligations,

(6) all other non-cash interest expense,

(7) the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any preferred stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any preferred stock held by the Issuer or a Wholly-Owned Restricted Subsidiary), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

(8) interest amortized to land and housing costs,

(9) all interest payable with respect to discontinued operations, and

(10) all interest on any Indebtedness of any other person guaranteed by the Issuer or any Restricted Subsidiary.

“Consolidated Interest Incurred” for any period means the sum, without duplication, of (1) Consolidated Interest Expense and (2) interest capitalized for such period, but excluding interest amortized to land and housing costs.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any person (other than a Restricted Subsidiary) in which any person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any person that accrued prior to the date that (a) such person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such person are acquired by the Issuer or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period;

(4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5) other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary; and

(6) other than for purposes of calculating the Restricted Payments Basket, any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by the Issuer or any Restricted Subsidiary during such period.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3) (d) of the first paragraph under “—Certain Covenants—Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (14) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

“Consolidated Net Tangible Assets” means, at any date, the Consolidated Tangible Assets of the Issuer and the Restricted Subsidiaries at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less, to the extent otherwise included, the amounts of (without duplication): (1) minority interests in consolidated Subsidiaries held by persons other than the Issuer or a Restricted Subsidiary, (2) treasury stock, and (3) Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Net Worth” means, with respect to any person as of any date, the consolidated stockholders’ equity of such person, determined on a consolidated basis in accordance with GAAP, less (without duplication) (1) any amounts thereof attributable to Disqualified Equity Interests of such person or its Subsidiaries or any amount attributable to Unrestricted Subsidiaries and (2) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such person or a Subsidiary of such person.

“Consolidated Tangible Assets” means, as of any date, the total amount of assets of the Issuer and the Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less (1) Intangible Assets and (2) any assets securing Non-Recourse Indebtedness.

“Consolidated Tangible Net Worth” means, with respect to any person as of any date, the Consolidated Net Worth of such person as of such date less (without duplication) all Intangible Assets of such person as of such date.

“Credit Facilities” means one or more credit agreements relating to Pari Passu Indebtedness, including without limitation, the Credit Agreement dated as of September 27, 2004, among the Issuer, the lenders party thereto, Bank One, NA, as agent, U.S. Bank National Association, as syndication agent, Bank of America, N.A., the Huntington National Bank, Keybank National Association and Wachovia Bank, National Association, as documentation agents, Guaranty Bank, National City Bank and Suntrust Bank, as co-agents and the other banks named therein, including any Notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended, restated or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreements, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Disqualified Equity Interests” of any person means any Equity Interests of such person that, by their terms, or by the terms of any related agreement or of any security into which they are convertible, puttable or exchangeable, are, or upon the happening of any event or the passage of time would be, required to be redeemed by such person, whether or not at the option of the holder thereof, or mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such person that, by its terms, authorizes such person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that are not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under the caption “—Change of Control” and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under the caption “—Change of Control.”

“Equity Interests” of any person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such person.

“Finished Lots” means all Lots (excluding Lots Under Contract) owned by Issuer or any Restricted Subsidiary with respect to which (1) development has been completed to such an extent that permits that allow use and construction, including building, sanitary sewer and water, could be obtained for a Housing Unit on each such Lot, and (2) Start of Construction has not occurred. The book value of Finished Lots shall be calculated in accordance with GAAP and shall include all associated costs required to be capitalized under GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“Guarantee” means the guarantee of the Notes by each Guarantor under the Indenture.

“Guarantor” means each Restricted Subsidiary of the Issuer on the Issue Date, other than M/I Title Agency Ltd.; Washington/Metro Residential Title Agency LLC; Transohio Residential Title Agency Ltd., Woods at Reynoldsburg, LLC and K-Tampa, LLC, and each other person that is required to become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such person is released from its Guarantee.

“Hedging Obligations” of any person means the obligations of such person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such person against fluctuations in interest rates, (2) agreements or arrangements designed to protect such person against fluctuations in foreign currency exchange rates in the conduct of its operations or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such person against fluctuations in commodity prices, in each case entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation.

“Housing Unit” means a detached or attached (including townhouse condominium or condominium) single-family house (but excluding mobile homes) owned by Issuer or a Restricted Subsidiary (1) which is completed or for which there has been a Start of Construction and (2) which has been or is being constructed on Land which immediately prior to the Start of Construction constituted a Lot. The book value of Housing Units shall be calculated in accordance with GAAP and shall include all associated costs (including the applicable Lot costs) required to be capitalized under GAAP, provided that the cost of obtaining commitments for financing terms to be provided to the buyers of Housing Units shall be excluded.

“Housing Unit Closing” means a closing of the sale of a Housing Unit by the Issuer or a Restricted Subsidiary to a bona fide purchaser for value that is not a Subsidiary or Affiliate.

“Housing Unit Under Contract” means, at any date, a Housing Unit owned by the Issuer or a Restricted Subsidiary as to which the Issuer or such Restricted Subisdiary has entered into a bona fide contract of sale (1) in a form customarily employed by the Issuer or such Restricted Subsidiary, (2) not more than fifteen (15) months prior to such date, (3) with a Person who is not a Subsidiary or Affiliate, (4) which provides for closing on or before the later of thirty (30) days after completion of such Housing Unit or sixty (60) days after the date of such Contract and (5) under which no defaults then exist; provided, however, that in the case of any Housing Unit the purchase of which is to be financed in whole or in part by a loan insured by the Federal Housing Administration or guaranteed by the Veterans Administration, the required minimum downpayment shall be the amount (if any) required under the rules of the relevant agency. A Housing Unit shall not constitute a Housing Unit Under Contract, at any date of determination, if (a) such Housing Unit is not completed and (b) the Start of Construction thereof occurred more than nine (9) months prior to such date.

“Indebtedness” of any person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof);

(2) all obligations of such person evidenced by bonds, debentures, Notes or other similar instruments;

(3) all obligations of such person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto);

(4) all obligations of such person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such person in the ordinary course of business in connection with obtaining goods, materials or services;

(5) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such person;

(6) all Capitalized Lease Obligations of such person;

(7) all Indebtedness of others secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person;

(8) all Indebtedness of others guaranteed by such person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall be counted only once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9) all Attributable Indebtedness;

(10) to the extent not otherwise included in this definition, Hedging Obligations of such person;

(11) all obligations of such person under conditional sale or other title retention agreements relating to assets purchased by such person; and

(12) the liquidation value of preferred stock of a Subsidiary of such person issued and outstanding and held by any person other than such person (or one of its Wholly-Owned Restricted Subsidiaries).

Notwithstanding the foregoing, (a) earn-outs or similar profit sharing arrangements provided for in acquisition agreements which are determined on the basis of future operating earnings or other similar performance criteria (which are not determinable at the time of acquisition) of the acquired assets or entities and (b) accrued expenses, trade payables, customer deposits or deferred income taxes arising in the ordinary course of business shall not be considered Indebtedness. Any Indebtedness which is incurred at a discount to the principal amount at maturity thereof shall be deemed to have been incurred in the amount of the full principal amount at maturity thereof. The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the fair market value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

The Indenture will not restrict any Unrestricted Subsidiary from incurring Indebtedness nor will Indebtedness of any Unrestricted Subsidiaries be included in the Consolidated Fixed Charge Coverage Ratio or the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth hereunder, as long as the Unrestricted Subsidiary incurring such Indebtedness remains an Unrestricted Subsidiary.

“Independent Director” means a director of the Issuer who

(1) is independent with respect to the transaction at issue;

(2) does not have any material financial interest in the Issuer or any of its Affiliates (other than as a result of holding securities of the Issuer); and

(3) qualifies as an “independent director” under the rules of the New York Stock Exchange or any other securities exchange on which a class of the Issuer’s capital stock is listed.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s board of directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates; provided, however, that the prior rendering of service to the Issuer or an Affiliate of the Issuer shall not, by itself, disqualify the advisor.

“Intangible Assets” means, with respect to any person, (1) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset (within 12 months of its acquisition) to its fair market value in accordance with GAAP on the date of acquisition) and (2) all other items which would be treated as intangibles on the consolidated balance sheet of such person prepared in accordance with GAAP.

“Investment Grade” shall mean BBB- or higher by S&P and Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s.

“Investments” of any Person means:

(1) all direct or indirect investments by such person in any other person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other person, and any guarantee of Indebtedness of any other person;

(2) all purchases (or other acquisitions for consideration) by such person of Indebtedness, Equity Interests or other securities of any other person;

(3) all other items that would be classified as investments on a balance sheet of such person prepared in accordance with GAAP; and

(4) the designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the fair market value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.” If the Issuer or any Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the fair market value of the Equity Interests of and all other Investments in such Subsidiary not sold or disposed of, which amount shall be determined by the board of directors of the Issuer. Notwithstanding the foregoing, redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

“Issue Date” means March 24, 2005.

“Land” means land owned by the Issuer or a Restricted Subsidary, which land is being developed or is held for future development or sale.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

“Lot Closing” means the closing of the sale of a Lot Under Contract by Issuer or a Restricted Subsidiary to a bona fide purchaser for value that is not a Subsidiary or Affiliate.

“Lots” means all Land owned by Issuer or a Restricted Subsidiary which is zoned, by the applicable governmental authority having jurisdiction, for construction and use as Housing Units and with respect to which Issuer or a Restricted Subsidiary has obtained all necessary approvals for its subdivision for construction thereon of Housing Units; provided, however, that the term “Lots” shall not include any Land upon which the Start of Construction has occurred. The value of Lots shall be calculated in accordance with GAAP and shall include all associated costs required to be capitalized, in accordance with GAAP.

“Lots Under Contract” means all Lots owned by Issuer or a Restricted Subsidiary as to which Issuer or such Restricted Subsidiary has entered into a bona fide contract of sale with a Person who is not a Subsidiary or Affiliate.

“Lots Under Development” means all Lots owned by Issuer or a Restricted Subsidiary with respect to which construction of streets or other subdivision improvements has commenced but which are not Finished Lots or Lots Under Contract. The value of Lots Under Development shall be calculated in accordance with GAAP and shall include all associated costs required to be capitalized in accordance with GAAP.

“Model Houses” means (a) all Housing Units owned by the Issuer or any Restricted Subsidiary which are being used as sales models and (b) all Housing Units owned by the Issuer or any Restricted Subsidiary for which there has been a Start of Construction which upon completion will be used as sales models.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its debt rating business.

“Mortgage” means a first priority mortgage or first priority deed of trust on improved real property.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

(2) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers’ certificate delivered to the trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-Recourse Indebtedness” with respect to any person means Indebtedness of such person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition of such property and (2) no other assets of such person may be realized upon in collection of principal or interest on such Indebtedness.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu as to payment with the Notes or the Guarantees, as applicable.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in the Issuer’s Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2004, and businesses that are reasonably related thereto or reasonable extensions thereof.

“Permitted Holders” means Robert H. Schottenstein and Steven Schottenstein, their respective wives, children, siblings, any corporation, limited liability company or partnership in which either of them has voting control and is the direct and beneficial owner of a majority of the Equity Interests and any trust for the benefit of either of them or their wives or children.

“Permitted Investment” means:

(1) Investments by the Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) any person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

(2) Investments in the Issuer by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Issuer not in excess of $2.0 million at any one time outstanding;

(4) Hedging Obligations incurred pursuant to clause (5) of the second paragraph under the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness”;

(5) Cash Equivalents;

(6) receivables or loans owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8) Investments made by the Issuer or any Restricted Subsidiary as a result of non-cash consideration (excluding any amounts deemed to be cash) received in connection with an Asset Sale made in compliance with the covenant described under “—Certain Covenants—Limitations on Asset Sales”;

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Issuer;

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(12) Investments in existence on the Issue Date;

(13) Investments made by the Issuer or any Restricted Subsidiary in joint ventures in a Permitted Business with unaffiliated third parties in an aggregate amount at any one time outstanding not to exceed 15% of the Issuer’s Consolidated Net Tangible Assets at such time (with each Investment being valued as of the date made and without regard to subsequent changes in value); and

(14) other Investments in an aggregate amount not to exceed $25.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

The amount of Investments outstanding at any time pursuant to clause (14) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (14) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b) upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the fair market value of the Issuer’s proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (14) above.

“Permitted Liens” means the following types of Liens:

(1) (a) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business and (b) Liens for taxes, assessments or governmental charges or claims, in either case, for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(2) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(3) Liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(4) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(5) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(6) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(7) leases or subleases (or any Liens related thereto) granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(8) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(9) Liens securing all of the Notes and Liens securing any Guarantee;

(10) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date and Liens securing Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”;

(11) Liens in favor of the Issuer or a Guarantor;

(12) Liens securing Indebtedness under the Credit Facilities;

(13) Liens securing Non-Recourse Indebtedness of the Issuer or any Restricted Subsidiary permitted to be incurred under the Indenture; provided that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days after the incurrence of such Non-Recourse Indebtedness;

(14) Liens securing Purchase Money Indebtedness, which indebtedness is permitted to be incurred under the Indenture; provided that such Liens apply only to the property acquired, constructed or improved with the proceeds of such Purchase Money Indebtedness within 90 days after the incurrence of such Purchase Money Indebtedness;

(15) Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary; provided, further, that the Liens were not incurred in connection with, or in contemplation of the incurrence of such Acquired Indebtedness;

(16) Liens securing a Warehouse Facility incurred pursuant to clause (4) of “—Limitations on Additional Indebtedness”, provided that such liens shall not extend to any assets other than the Mortgages, promissory Notes and other collateral that secures Mortgage loans made by the Issuer or any of its Restricted Subsidiaries;

(17) Liens on assets of a person existing at the time such person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(18) Liens to secure Attributable Indebtedness permitted to be incurred under the Indenture; provided that any such Lien shall not extend to or cover any assets of the Issuer or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;

(19) attachment or judgment Liens not giving rise to a Default and which are being contested in good faith by appropriate proceedings;

(20) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Issuer and its Subsidiaries;

(21) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Issuer and its Subsidiaries or the value of such real property for the purpose of such business;

(22) any option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under the Indenture; and

(23) in addition to the other clauses in this definition of “Permitted Liens,” Liens securing Indebtedness of the Issuer or any Restricted Subsidiary permitted to be incurred under the Indenture (including all Indebtedness permitted to be secured by the other provisions of this definition, but excluding Non-Recourse Indebtedness) in an aggregate principal amount not exceeding 5% of Consolidated Net Tangible Assets at any one time outstanding (after giving effect to the incurrence of such Indebtedness and the use of the proceeds thereof).

“Permitted Unrestricted Subsidiary Debt” means Indebtedness of an Unrestricted Subsidiary:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or assets of the Issuer or any Restricted Subsidiary.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached and (3) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer to persons other than any Permitted Holder or any other person who is not, prior to such issuance and sale, an Affiliate of the Issuer.

“Rating Agencies” means (1) S&P and (2) Moody’s.

“Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness.”

“Receivables” means the net proceeds payable to, but not yet received by, the Issuer or a Restricted Subsidiary following a Housing Unit Closing or Lot Closing, other than amounts payable to the Issuer or a Restricted Subsidiary under a Mortgage loan.

“Reference Treasury Dealer” means Citigroup and its successors; provided, however, that if it shall cease to be a primary U.S. Government securities dealer in the New York City (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem or refinance in whole or in part, or constituting an amendment of, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”) in a principal amount not in excess of the principal amount of the Refinanced Indebtedness so repaid or amended (plus the amount of any premium paid and the amount of reasonable expenses incurred by the Issuer or any Restricted Subsidiary in connection with such repayment or amendment) (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); provided that:

(1) if the Refinanced Indebtedness was subordinated to or pari passu with the Notes or the Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly pari passu with (in the case of Refinanced Indebtedness that was pari passu with) or subordinate in right of payment to (in the case of Refinanced Indebtedness that was subordinated to) the Notes or the Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(2) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) six months after the maturity date of the Notes;

(3) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(4) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid, extended or amended is secured.

“Registration Rights Agreement” means the registration rights agreement dated as of the Issue Date among the Issuer, the Guarantors and the initial purchasers.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer, but excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer, but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3) any Investment other than a Permitted Investment; or

(4) any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies Inc., and its successors.

“Sale and Leaseback Transaction” means, with respect to any person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such person of any asset of such person which has been or is being sold or transferred by such person to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under “—Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Speculative Housing Unit” shall mean any Housing Unit owned by the Issuer or a Restricted Subsidiary that is not a Housing Unit Under Contract and shall include, without limitation, all Model Houses.

“Start of Construction” shall mean the commencement of the digging of the foundation or footer for a detached or attached single family house (including a townhouse condominium building or condominium building) on Land that immediately prior thereto constituted a Lot hereunder.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is subordinated in right of payment to the Notes or the Guarantees, respectively.

“Subsidiary” means, with respect to any person:

(1)	any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof are at the time owned or controlled, any Investment other than a Permitted Investment; or directly or indirectly, by such Person or one or more of the other Subsidiaries of that person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are such person or one or more Subsidiaries of such person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

“Unimproved Entitled Land” shall mean all Lots that are neither Lots Under Development, Finished Lots or Lots Under Contract.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors of the Issuer in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

“Warehouse Facility” means the Revolving Credit Agreement dated as of May 3, 2001, as amended, among the Issuer, M/I Financial Corp., and Guaranty Bank, in each case, or any bank credit agreement, repurchase agreement or other credit facility entered into to finance the making of Mortgage loans orginated by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

Book-Entry, Delivery and Form of Notes

The Original Notes were represented by one or more global Notes (the “Global Notes”) in definitive form that were deposited on or about March 24, 2005 and June 10, 2005, respectively, with, or on behalf of, the Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). The Exchange Notes will also be issued in the form of one or more Global Notes registered in the name of DTC or its nominee. DTC will maintain the Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

DTC has advised the Company as follows:

DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including the Euroclear System and Clearstream Banking, Société Anonyme, Luxembourg (collectively, the “Participants” or the “Depositary’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes will be limited to such extent.

So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole holder of outstanding Notes represented by such Global Notes under the Indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the Trustee thereunder. None of the Issuer, the Guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee may treat the persons in whose names any Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest). The Issuer believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

If an Event of Default occurs, any person having a beneficial interest in the Global Notes may, through the Depositary’s Participants or the Depositary’s Indirect Participants upon request to the Trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for Notes in definitive form. Upon any such issuance, the Trustee is required to register such Notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such Notes would be issued in fully registered form and would be subject to the legal requirements described in this prospectus under the caption “Notice to Investors.”

Neither the Issuer nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and the Issuer and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

CERTAIN TAX CONSIDERATIONS

The following summary describes the material U.S. federal income and estate tax considerations relating to (i) the exchange of the Original Notes for the Exchange Notes in this exchange offer and (ii) the ownership of the Notes. This summary deals only with Notes that are held as capital assets. As to the ownership of the Notes, this summary deals only with Notes that are held by a Non-U.S. Holder (as defined below) who receives Exchange Notes in this exchange offer. This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state or local consequences that may be relevant to such holders in light of their personal circumstances. This discussion also does not address tax consequences to Non-U.S. Holders that may be subject to special tax rules, including, without limitation, partnerships and other pass-through entities, U.S. expatriates, controlled foreign corporations, passive foreign investment companies and foreign personal holding companies. Furthermore, the discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, or the Internal Revenue Service (the “IRS”) or a court might interpret such authorities differently. In either case, the U.S. federal tax consequences of exchanging, owning or disposing of Notes could differ from those described below. References to a “Note” herein apply equally to the Exchange Notes and the Original Notes.

If a partnership holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of a partnership holding the Notes should consult their tax advisors.

As used herein, a “Non-U.S. Holder” of the Notes means a beneficial owner that is not any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; (iv) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or (v) a partnership or other pass-through entity.

INVESTORS CONSIDERING THE EXCHANGE OF ORIGINAL NOTES OR THE ACQUISITION, OWNERSHIP OR SALE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE, AND LOCAL LAWS AND TAX TREATIES.

The Exchange

The exchange of the Original Notes for the Exchange Notes pursuant to the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, (i) no gain or loss will be recognized by a holder upon receipt of an Exchange Note, (ii) the holding period for the Exchange Note will include the holding period of the Original Note and (iii) the tax basis of the Exchange Note will be the same as the tax basis of the Original Note immediately before the exchange.

Taxation of Interest

Payments of interest on the Notes to a Non-U.S. Holder will qualify for the “portfolio interest exception,” and thus will be exempt from U.S. federal withholding tax, if the holder certifies as to its nonresident status as described below, provided that:

•	interest paid on the Notes is not effectively connected with such holder’s conduct of a trade or business in the United States (see “—Income or Gains Effectively Connected With a U.S. Trade or Business”);

•	such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations; and

•	such holder is not a bank whose receipt of interest on the Notes is described in Section 881(c)(3)(A) of the Code.

A Non-U.S. Holder can meet the certification requirement disclosed above by providing a Form W-8BEN or appropriate substitute form to us, or our paying agent, certifying, under penalties of perjury, that it is not a U.S. person. If a Non-U.S. Holder holds the Note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

For payments made to a foreign partnership or other flow-through entity, the certification requirements generally apply to the partners or other owners rather than the partnership or other entity, and the partnership or other entity must provide the partners’ or owners’ documentation to us or our paying agent.

Sale, Exchange or Redemption of Notes

Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on any sale, exchange or other disposition of Notes occurring subsequent to the exchange of Notes in this exchange offer. This general rule, however, is subject to exceptions. The gain may be subject to U.S. federal income tax if:

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Income or Gains Effectively Connected With a U.S. Trade or Business

If any interest on the Notes or gain from the sale, exchange or other disposition of the Notes is effectively connected with a U.S. trade or business conducted by a Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at regular graduated rates. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed place of business maintained by the holder in the United States.

Payments of interest to a Non-U.S. Holder that are effectively connected with a U.S. trade or business are not subject to the 30 percent withholding tax. To claim exemption from withholding, a Non-U.S. Holder must certify its qualification, which can be done by filing Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally would be subject to a “branch profits tax.” The branch profits tax rate is generally 30 percent, although an applicable tax treaty might provide for a lower rate.

U.S. Federal Estate Tax

A Non-U.S. Holder will not be subject to U.S. federal estate tax on the Notes if interest on the Notes paid immediately before the death of the holder would have qualified for the portfolio interest exception described above under “—Taxation of Interest.” The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

Backup Withholding and Information Reporting

In general, no backup withholding will be required with respect to payments we make with regard to the Notes to a Non-U.S. Holder if the holder has provided us with a Form W-8BEN (or a suitable substitute form)

directly or through an intermediary or otherwise establishes an exemption and we do not have actual knowledge or reason to know that the holder is a U.S. person. However, interest paid to a Non-U.S. Holder will be subject to information reporting requirements, even if no tax is required to be withheld from such payment.

Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

The preceding discussion of certain U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisors regarding the particular U.S. federal, state, local and foreign tax consequences of exchanging, holding and disposing of our Notes, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of Exchange Notes received in exchange for Original Notes where the broker-dealer acquired the Original Notes as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale. In addition, until                     , 2005, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Broker-dealers may sell Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell Exchange Notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement of this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the securities) other than commissions or concessions of any brokers or dealers and will indemnify you against liabilities under the Securities Act. By its acceptance of the exchange offer, any broker-dealer that receives Exchange Notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of Exchange Notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that my have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

LEGAL MATTERS

Certain legal matters in connection with the Notes being offered hereby will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio.

EXPERTS

The consolidated financial statements of M/I Homes, Inc. and its subsidiaries (“the Company”) as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their reports which have been incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We file reports, proxy statements and other information with the SEC, in accordance with the Securities Exchange Act of 1934, as amended.

Any statements made in this prospectus concerning the contents of any contract, agreement or other document constitute summaries of the material terms thereof and are not necessarily complete summaries of all of the terms. Some of these documents have been filed as exhibits to our periodic filings with the SEC. Our periodic reports and other information filed with the SEC may be inspected without charge at the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also obtain copies of filed documents by mail from the public reference section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. Filed documents are also available to the public over the Internet on the SEC’s website at http://www.sec.gov.

While any Notes remain outstanding, we will make available, upon request, to any beneficial owner and any prospective purchaser of Notes copies of any of the documents incorporated into this prospectus by reference, other documents referred to in this prospectus and the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the following address: M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, Attention: General Counsel, (614) 418-8000.

INCORPORATION BY REFERENCE

We are “incorporating” the following documents into this prospectus by reference, which means that we are disclosing important information to you by referring to documents that contain such information. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC on March 9, 2005;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, as filed with the SEC on May 5, 2005;

•	our definitive Proxy Statement for the 2005 Annual Meeting of Shareholders, as filed with the SEC on April 4, 2005; and

•	our Current Reports on Form 8-K filed with the SEC on February 22, 2005, March 18, 2005, March 24, 2005, April 27, 2005, May 6, 2005 and June 3, 2005.

We are also incorporating by reference all other reports that we filed or will file (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to consummation of the exchange offer.

$200,000,000

M/I Homes, Inc.

Offer to exchange its

6 7/8% Senior Notes due 2012,

which have been registered

under the Securities Act of 1933, as amended,

for an equal principal amount of its

6 7/8% Senior Notes due 2012,

which have not been registered

PROSPECTUS

                    , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, member, manager, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, associate, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, member, manager, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action suit or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened by the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders; or

(d) By the court of common pleas or the court in which such action, suit or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

Article EIGHTH of the Registrant’s Amended and Restated Articles of Incorporation provides that:

The provisions of Section 1701.13(E)(5)(a) of the Ohio Revised Code or any statute of like tenor or effect which is hereafter enacted shall not apply to the corporation. The corporation shall, to the fullest extent not prohibited by any provision of applicable law other than Section 1701.13(E)(5)(a) of the Ohio Revised Code or any statute of like tenor or effect which is hereafter enacted, indemnify each director and officer against any and all costs and expenses (including attorney fees, judgments, fines, penalties, amounts paid in settlement, and other disbursements) actually and reasonably incurred or imposed upon such person in connection with any action, suit, investigation or proceeding (or any claim or matter therein), whether civil, criminal, administrative or otherwise in nature, including any settlements thereof or any appeals therein, with respect to which such person is named or otherwise becomes or is threatened to be made a party by reason of being or at any time having been a director or officer of the corporation, or by any reason of being or at any time having been, while such a director or officer, an employee or other agent of the corporation or, at the direction or request of the corporation, a director, trustee, officer, administrator, manager, employee, adviser or other agent of or fiduciary for any other corporation, partnership, trust, venture or other entity or enterprise including any employee benefit plan.

The corporation shall indemnify any other person to the extent such person shall be entitled to indemnification under Ohio law by reason of being successful on the merits or otherwise in defense of an action to which such person is named a party by reason of being an employee or other agent of the corporation, and the corporation may further indemnify any such person if it is determined on a case by case basis by the Board of Directors that indemnification is proper in the specific case.

Notwithstanding anything to the contrary in these Articles of Incorporation, no person shall be indemnified to the extent, if any, it is determined by the Board of Directors or by written opinion of legal counsel designated by the Board of Directors for such purpose that indemnification is contrary to applicable law.

Article VIII of the Registrant’s Amended Regulations provides:

(a) Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. A person claiming indemnification under this section shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and the termination of any action suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption. Any indemnification under this section, unless ordered by a court, shall be made by the corporation only upon a determination that the director or officer has met the applicable standard of conduct and such determination shall be made by (i) a majority vote of a quorum consisting of directors of the corporation who were and are not parties to, or threatened with, any such action, suit or proceeding, (ii) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for or any person to be indemnified, within the past five years, or (iii) by the shareholders.

(b) Indemnification and Advances for Expenses. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him in connection therewith. Expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) incurred in defending any action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him if: (i) in respect of any claim, except one in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code, the corporation receives an undertaking by or on behalf of the director, in which he agrees to repay all such amounts if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and agrees to cooperate reasonably with the corporation concerning the action, suit, or proceeding; or (ii) the corporation receives an undertaking by or on behalf of the director or officer in which he agrees to repay all such amounts if it ultimately is determined that he is not entitled to be indemnified by the corporation under section (a) of this Article VIII.

(c) Article VIII Not Exclusive. The indemnification provided by this Article VIII shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(d) Insurance. The corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article VIII.

In addition, the Registrant has purchased insurance coverage which insures directors and officers against certain liabilities which might be incurred by them in such capacity.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
4.1

Indenture dated as of March 24, 2005 among M/I Homes, Inc., the Guarantors named therein and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to the Registrant’s Form 8-K on March 24, 2005 and incorporated herein by reference)

4.2

Registration Rights Agreement dated as of March 24, 2005 among M/I Homes, Inc., the Guarantors listed on the signature pages thereof and the Initial Purchasers named therein (filed as Exhibit 4.2 to the Registrant’s Form 8-K on March 24, 2005 and incorporated herein by reference)

4.3	Registration Rights Agreement dated as of June 10, 2005 among M/I Homes, Inc., the Guarantors listed on the signature pages thereof and the Initial Purchaser named therein

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5)

24.1	Powers of Attorney (included on signature page)

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to DTC Participants

99.4	Form of Letter to Beneficial Holders

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

(b) Financial Statement Schedules

None

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on June 27, 2005.

M/I HOMES, INC.

By	/s/ ROBERT H. SCHOTTENSTEIN
Robert H. Schottenstein
Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

We, the undersigned directors and officers of M/I Homes, Inc. (the “Company”), and each of us, do hereby constitute and appoint Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, or any of them, our true and lawful attorneys and agents, each with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers of the Company and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys or agents, or any of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement on Form S-4, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below for the Company, any and all amendments (including post-effective amendments) to such Registration Statement; and we do hereby ratify and confirm all that said attorneys and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT H. SCHOTTENSTEIN Robert H. Schottenstein	Chairman, Chief Executive Officer and President (Principal Executive Officer)	June 27, 2005

/s/ STEVEN SCHOTTENSTEIN Steven Schottenstein	Vice Chairman and Chief Operating Officer	June 27, 2005

/s/ PHILLIP G. CREEK Phillip G. Creek	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 27, 2005

/s/ ANN MARIE HUNKER Ann Marie Hunker	Corporate Controller (Principal Accounting Officer)	June 27, 2005

/s/ JOSEPH A. ALUTTO, PH.D. Joseph A. Alutto, Ph.D.	Director	June 27, 2005

/s/ FRIEDERICH M. BÖHM Friederich M. Böhm	Director	June 27, 2005

Signature	Title	Date

/s/ THOMAS D. IGOE Thomas D. Igoe	Director	June 27, 2005

/s/ JEFFREY H. MIRO Jeffrey H. Miro	Director	June 27, 2005

/s/ LEWIS R. SMOOT, SR. Lewis R. Smoot, Sr.	Director	June 27, 2005

/s/ NORMAN L. TRAEGER Norman L. Traeger	Director	June 27, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the Registrants has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on June 27, 2005.

M/I FINANCIAL CORP.

By	/s/ PHILLIP G. CREEK
Phillip G. Creek
Authorized Officer

MHO, LLC

By: MHO Holdings, LLC, its Sole Member

By	/s/ PHILLIP G. CREEK
Phillip G. Creek
Authorized Officer

M/I HOMES SERVICES CORP.

By	/s/ PHILLIP G. CREEK
Phillip G. Creek
Authorized Officer

M/I PROPERTIES, LLC

NORTHEAST OFFICE VENTURE, LLC

M/I HOMES FIRST INDIANA LLC

M/I HOMES SECOND INDIANA LLC

M/I HOMES OF FLORIDA, LLC

M/I HOMES OF CHARLOTTE, LLC

M/I HOMES OF RALEIGH, LLC

M/I HOMES OF DC, LLC

M/I HOMES OF CINCINNATI, LLC

M/I HOMES OF CENTRAL OHIO, LLC

By: M/I Homes, Inc., its Sole Member

By	/s/ PHILLIP G. CREEK
Phillip G. Creek
Authorized Officer

M/I HOMES OF INDIANA, L.P.

By: M/I Second Indiana LLC, its General Partner

By	/s/ PHILLIP G. CREEK
Phillip G. Creek
Authorized Officer

M/I HOMES OF TAMPA, LLC

M/I HOMES OF ORLANDO, LLC

M/I HOMES OF WEST PALM BEACH, LLC

MHO HOLDINGS, LLC

By: M/I Homes of Florida, LLC, its Sole Member

By	/s/ PHILLIP G. CREEK
Phillip G. Creek
Authorized Officer

THE FIELDS AT PERRY HALL, LLC

WILSON FARM, LLC

By: M/I Homes of DC, LLC, its Sole Member

By	/s/ PHILLIP G. CREEK
Phillip G. Creek
Authorized Officer

CORE VILLAGE COMMONS, LLC

By: M/I Homes of Central Ohio, LLC, its Sole Member

By	/s/ PHILLIP G. CREEK
Phillip G. Creek
Authorized Officer

INDEX TO EXHIBITS

Exhibit No.	Description
4.1

Indenture dated as of March 24, 2005 among M/I Homes, Inc., the Guarantors named therein and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to the Registrant’s Form 8-K on March 24, 2005 and incorporated herein by reference)

4.2

Registration Rights Agreement dated as of March 24, 2005 among M/I Homes, Inc., the Guarantors listed on the signature pages thereof and the Initial Purchasers named therein (filed as Exhibit 4.2 to the Registrant’s Form 8-K on March 24, 2005 and incorporated herein by reference)

4.3	Registration Rights Agreement dated as of June 10, 2005 among M/I Homes, Inc., the Guarantors listed on the signature pages thereof and the Initial Purchaser named therein

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5)

24.1	Powers of Attorney (included on signature page)

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to DTC Participants

99.4	Form of Letter to Beneficial Holders

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9